As filed with the Securities and Exchange Commission on February __, 2018

File No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
FlitWays Technology Inc. (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	47-2489112 (I.R.S. Employer Identification No.)

600 Corporate Point, Suite 550 Culver City, California 90230 (855) 710-0915 (Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)	Island Stock Transfer 15500 Roosevelt Boulevard, Suite 301 Clearwater, Florida 33760 (727) 289-0010 (Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to: David Ficksman TroyGould PC 1801 Century Park East, 16th Floor Los Angeles, California 90067

Approximate date of commencement of proposed sale to public:  From time to time after the effective date of this registration statement, as shall be determined by the selling stockholder identified herein.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑ Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. o

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)(2)(3)	Proposed Maximum Offering Price Per Share(3)		Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share	50,000,000	$	NA	$ 3,000,000	$ 373.50

Total	50,000,000			$ 3,000,000	$ 373.50

(1)

The shares of our common stock being registered hereunder are being registered for sale by the selling stockholder, as defined in the accompanying prospectus.

(2)

Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution from stock splits, stock dividends, or similar transactions.

(3)

Estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders shall not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion, Dated February __, 2018

FlitWays Technology Inc.

50,000,000 Shares of Common Stock

This prospectus relates to the resale by L2 Capital, LLC (“L2”), a Kansas limited liability company, of up to 50,000,000 shares of common stock subject to the terms of the Equity Purchase Agreement, dated August 11 2017, with L2 (the “Purchase Agreement”), pursuant to which we have the right to “put” to L2 (the “Put”) up to $2 million in shares of our common stock. All of the shares, when sold, will be sold by L2.

We are not selling any shares of common stock in this offering. We, therefore, will not receive any proceeds from the sale of the shares by L2. We will, however, receive proceeds from the sale of securities pursuant to our exercise of the put right under the Purchase Agreement.

L2 is an “underwriter” within the meaning of the Section 2(a)(11) of the Securities Act of 1933, as amended.

L2 may sell common stock from time to time in the principal market on which the stock will be traded at the prevailing market price or in negotiated transactions. See “Plan of Distribution” for more information about how L2 may sell the shares of common stock being registered pursuant to this prospectus. L2 has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We have paid and will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution.”

Our common stock is currently quoted on the OTC Pink Sheets under the symbol “FTWS”. On February 13, 2018, the last quoted sale price of our common stock as reported on the OTC Pink Sheets was $0.01 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves significant risks, including those set forth in the “Risk Factors” section of this prospectus beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 13, 2018.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information.

We have not authorized the placement agent or any underwriters, brokers or dealers to make an offer of the securities in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. References in this prospectus to “we,” “us,” “our,” the “Company” and “FlitWays” refer to FlitWays Technology Inc. You should read both this prospectus together with additional information described below under the heading “Where You Can Find More Information.”

Business Overview

Our mission is to provide both corporate enterprises and their employees and global travel resellers and their customers with a complete offering of fully integrated ground transportation solutions for any budget or need. We have created a sophisticated software platform to give customers enterprise suite and app-based booking, billing, expense management and real-time monitoring for a simple to use ground transportation offering. We combined that with our proprietary global network of private car, limousine, taxi and ride sharing service providers. This allows our clients to have a solution that mimics the simplicity of workflow for airline and hotel travel, removing the manual, complex and time consuming nature of traditional ground transportation. Our offering not only helps our customers, but provides car service owners and drivers better utilization of their equity. We give travelers an array of classes of cars, pick-up options and payment options, all fully integrated to corporate expense and travel management systems. FlitWays’ objective is to take an antiquated market and bring it into line with the advanced and seamless methodology of the other key components of the travel experience.

Corporation Information

We were formerly known as Cataca Resources, Inc., which was incorporated in Nevada on December 11, 2012.  Our principal executive offices are located at 400 Corporate Pointe, Suite 300, Culver City, California 90230, and our telephone number is (855) 710-0915. Our website address is www.flitways.com, although the information on our website is not deemed to be part of this prospectus.

THE OFFERING

This prospectus relates to the resale from time to time of up to 50,000,000 shares of our common stock by L2 pursuant to the Purchase Agreement with us dated as of August 11, 2017.

On August 11, 2017, the Company entered into the Purchase Agreement with L2, which was later amended on September 15, 2017. Under the Purchase Agreement, the Company may from time to time, in its discretion, sell shares of its common stock to L2 for aggregate gross proceeds of up to $2,000,000. Unless terminated earlier, L2’s purchase commitment will automatically terminate on the earlier of the date on which L2 shall have purchased Company shares pursuant to the Purchase Agreement for an aggregate purchase price of $2,000,000, or July 31, 2019. The Company has no obligation to sell any shares under the Purchase Agreement.

As provided in the Purchase Agreement, the Company may require L2 to purchase shares of common stock from time to time by delivering a put notice to L2 specifying the total number of shares to be purchased (such number of shares multiplied by the purchase price described below, the “Investment Amount”); provided there must be a minimum of ten trading days between delivery of each put notice. The Company may determine the Investment Amount provided that such amount may not be lower than $25,000. L2 will have no obligation to purchase shares under the Purchase Agreement to the extent that such purchase would cause L2 to own more than 9.99% of the Company’s common stock (the “Beneficial Ownership Limitation”).

For each share of the Company’s Common Stock purchased under the Purchase Agreement, L2 will pay a purchase price equal to 80% of the Market Price.  The Market Price is defined as the lowest volume weighted average price on the principal trading platform for the Common Stock as reported by Bloomberg Finance L.P. for any Trading Day during the Valuation Period.  Valuation Period is the five Trading Days following the date when L2 receives the shares in its brokerage account. L2’s obligation to purchase shares is subject to customary closing conditions, including without limitation a requirement that a registration statement remain effective registering the resale by L2 of the shares to be issued. The Purchase Agreement is not transferable and any benefits attached thereto may not be assigned.

The Purchase Agreement contains covenants, representations and warranties of the Company and L2 that are typical for transactions of this type. In addition, the Company and L2 have granted each other customary indemnification rights in connection with the Purchase Agreement. The Purchase Agreement may be terminated by the Company at any time.

In connection with the Purchase Agreement, the Company also entered into a Registration Rights Agreement with L2 dated August 11, 2017 and amended on September 15, 2017, requiring the Company to prepare and file, within 30 days, a registration statement registering the resale by L2 of shares to be issued under the Purchase Agreement, to use commercially reasonable efforts to cause such registration statement to become effective, and to keep such registration statement effective until (i) the date when L2 may sell all the shares under Rule 144 without volume limitations, or (ii) the date that L2 no longer owns any of the shares.

As a commitment fee under the Purchase Agreement, the Company issued to L2 a Convertible Promissory Note (“Note”), dated August 11, 2017 and amended on September 15, 2017, in the principal amount of $115,000 with interest at the rate of 8% per annum payable six months from the issue date. The principal amount and accrued interest under the Note are convertible at the option of L2 into shares of the Company’s Common Stock at a Variable Conversion Price of 70% of the lowest trading price during the thirty trading day period prior to the conversion date. Conversion of the Note is subject to the Beneficial Ownership Limitation.

As an additional commitment fee, the Company issued to L2 a Common Stock Purchase Warrant (“Warrant”), dated August 11, 2017 and amended on September 15, 20117, to purchase up to 10,000,000 shares of the Company’s Common Stock at an initial exercise price of $0.10 per share. The exercise price and number of warrant shares are subject to adjustments provided for in the Warrant including full ratchet price protection for equity issuances. Exercise of the Warrant is subject to the Beneficial Ownership Limitation.

The foregoing description of the terms of the Purchase Agreement, the Registration Rights Agreement, the Note and the Warrant does not purport to be complete and is subject to and qualified in its entirety by reference to the agreements/instructions themselves, copies of which were filed as exhibits to the Company’s Current Report on Form 8-K, filed August 28, 2017, and which an amendment to such agreements was filed as an exhibit to the Company’s Current Report on Form 8-K, filed September 26, 2017, and the terms of each of the foregoing are incorporated herein by reference. The benefits and representations and warranties set forth in such documents (if any) are not intended to and do not constitute continuing representations and warranties of the Company or any other party to persons not a party thereto.

As of September 30, 2017, there were 60,249,281 shares of our common stock outstanding, of which 32,549,281 shares were held by non-affiliates. If all of the 50,000,000 shares offered by L2 under this prospectus were issued and outstanding as of the date hereof, such shares would represent 45.4% of the total number of shares of our common stock outstanding and 60.6% of the total number of outstanding shares held by non-affiliates, in each case as of the date hereof. The number of shares ultimately offered for resale by L2 is dependent upon the number of shares we sell to L2 under the Purchase Agreement.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to L2.

Securities Offered

Common stock offered by L2:	50,000,000 shares, all of which we may sell to L2 under the Purchase Agreement.

Common stock outstanding prior to the offering:	65,149,281

Common stock to be outstanding after giving effect to the total issuance of 50,000,000 shares to L2 under the Purchase Agreement registered hereunder:	115,149,281 shares

Shares issuable upon exercise of outstanding warrants and convertible promissory notes:

The total number of shares of our common stock outstanding prior to the offering and to be outstanding after giving effect to the total issuance of

50,000,000 shares to L2 under the Purchase Agreement registered hereunder,

excludes the following:

•

10,000,000 shares of common stock issuable upon exercise of

outstanding warrants as of the date of this prospectus with a weighted average exercise price of $.10 per share.

•

48,129,904 shares of common stock issuable upon exercise of

outstanding convertible promissory notes as of the date of this prospectus with a weighted average exercise price of $0.012 per share.

•

750,000 shares issuable upon the exercise of warrants with an exercise price of $0.12

•

31,000,000 shares issuable upon the exercise of stock options.

Use of proceeds:

We will not receive any proceeds from the sale of the shares of common stock by L2 in this offering. However, we may receive up to $2 million from sales of shares to L2 under the Purchase Agreement. Any proceeds that we receive from sales to L2 under the Purchase Agreement will be used to for working capital needs, research and development, sales and marketing activities, capital expenditures, and for general corporate purposes. See “Use of Proceeds.”

Risk factors:	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.

OTC Markets (OTC Pink) symbol:	FTWS

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information about these risks contained in this prospectus, as well as the other information contained in this prospectus generally, before deciding to buy our securities. Any of the risks we describe below could adversely affect our business, financial condition, operating results or prospects. The market prices for our securities could decline if one or more of these risks and uncertainties develop into actual events and you could lose all or part of your investment. Additional risks and uncertainties that we do not yet know of, or that we currently think are immaterial, may also impair our business operations. You should also refer to the other information contained in this prospectus, including our financial statements and the related notes.

Risks Related to Our Business

We have a limited operating history, are not currently profitable and may never become profitable.

We have incurred losses in every reporting period since we commenced business operations in 2012 and expect to continue to incur significant losses for the foreseeable future. Our net loss for the years ended December 31, 2015 and 2016 and for the nine months ended September 30, 2017 was $120,000, $2,589,000 and $2,399,000, respectively. As of September 30, 2017, our accumulated deficit was $5,242,000. There is no assurance that any revenues we generate will be sufficient for us to become profitable or to maintain profitability. Our revenues for the years ended December 31, 2015 and 2016 and for the nine months ended September 30, 2017 were $337,000, $434,000 and $784,000, respectively, and our operating expenses for those periods were $182,000, $2,653,000 and $1,356,000, respectively. Our current revenues are not sufficient to fund our operations. We cannot predict when, if ever, we might achieve profitability and we are not certain that we will be able to sustain profitability, if achieved. If we fail to achieve or maintain profitability, the market price of our securities is likely to be adversely affected.

We may require additional financing to continue our operations, and there is no assurance that we will be able to obtain such financing on acceptable terms, or at all.

As of September 30, 2017, we had cash in the amount of $29,000 and accounts receivables in the amount of $32,000. On August 11, 2017 we executed the Purchase Agreement with L2 which will provide us up to $2,000,000 in cash if we direct L2 to purchase the maximum number of shares allowed under the Purchase Agreement.  In addition, we granted L2 a warrant to purchase up to 10,000,000 shares of our common stock, which if exercised would result in additional cash to us.  Furthermore, we issued L2 a convertible promissory note in the principal sum of $115,000.

We believe that the net proceeds from the Purchase Agreement, the potential cash inflow from the potential exercises of the warrant and convertible promissory note, and our existing cash and anticipated revenues, will be sufficient to fund our operations until at least December 2018, although there is no assurance that we will not require additional financing before that time. There is no assurance that any future financing that we require to fund our operations will be available on acceptable terms, or at all. Such financing, if in the form of equity, may be highly dilutive to our existing stockholders and may otherwise include onerous terms. Such financing, if in the form of debt, may include debt covenants and repayment obligations that are onerous and that adversely affect our business operations. If adequate funds are not available to us, we may be required to delay, limit or terminate our business operations.

Our limited operating history makes evaluation of our business difficult.

We were incorporated in late 2012 but did not commence operations under our current business model until October 2013. We are continuing to develop our technologies and to implement our business plan. Our ability to implement a successful business plan remains unproven, and there is no assurance that we will ever generate sufficient revenues to sustain our business. Our relatively short operating history, together with the other risks discussed in this “Risk Factors” section, may make it difficult for you to evaluate our business in connection with making a decision about whether to invest in our securities.

We face the risks normally associated with a new business.

We face all of the risks inherent in a new business, including the expenses, difficulties, complications and delays frequently encountered in connection with conducting new operations and efforts to develop and commercialize technologies. These uncertainties include developing our technologies and our brand name, raising capital to meet our working capital requirements and developing a customer base, among others. If we are not effective in addressing these risks, we will not be able to operate profitably in the future, and we may not have adequate working capital to meet our obligations as they become due.

Our business may be adversely affected by a global economic downturn.

Any economic downturn generally could cause a drop in government spending and business investment, which would have a material adverse effect on our business. Further, as a result of the current global economic situation, there may be a disruption or delay in performance by our third-party contractors and suppliers. If such third parties are unable to adequately satisfy their contractual commitments to us in a timely manner, our business could be adversely affected.

We may not be able to effectively control and manage our growth, which would negatively impact our operations.

We have operated our current line of business for approximately four years, and we expect to grow in the near future as our business develops and becomes established. If our business grows as we anticipate, it will be necessary for us to manage our expansion in an orderly fashion. Any significant growth in our activities or in the market for our services will require extension of our managerial, operational, marketing and other resources. Future growth will also impose significant additional responsibilities upon the members of management to identify, recruit, maintain, integrate, and motivate new employees. Our failure to manage growth effectively may lead to operational inefficiencies that will have a negative effect on our profitability. Additionally, if our growth comes at the expense of providing quality service and generating reasonable profits, our ability to successfully bid for contracts and our profitability will be adversely affected. We cannot assure investors that we will be able to effectively manage any future growth we may experience.

Failure to obtain adequate insurance coverage could put us at risk for uninsured losses.

We may be unable to obtain or maintain adequate liability insurance on acceptable terms, if at all, and there is a risk that our insurance will not provide adequate coverage against our potential losses. Additionally, there are certain types of losses that may not be insurable at a cost that we can afford, and insurance may not be available at any cost with respect to certain losses. Claims or losses in excess of any insurance coverage we may obtain, or the lack of insurance coverage, could put us at risk of loss for any uninsured loss, which would have a material adverse effect on our business and financial condition.

We are dependent on our President and Chief Executive Officer, and other key personnel, and the loss of any of these individuals could harm our business.

We depend on Tobi Mac Aro, our President and Chief Executive Officer, as well as other key personnel. The loss of any of these individuals and, in particular Tobi Mac Aro, could harm our business and significantly delay or prevent the achievement of our business objectives. The success of our business will require that we attract, develop, motivate and retain key personnel, including executive officers.

Innovative, experienced and technically proficient individuals are in great demand and are likely to remain a limited resource. We may be unable to attract and retain desirable executive officers and other key personnel. Our inability to hire sufficient personnel on a timely basis or the loss of Mr. Aro could adversely affect our business.

Our bylaws contain provisions indemnifying our officers and directors against all costs, charges, and expenses incurred by them.

Our Bylaws contain provisions with respect to the indemnification of our officers and directors against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by an officer or director, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been one of our directors or officers. To the extent that our directors’ and officers’ insurance policy does not provide reimbursement for such costs, charges, expenses and other amounts, we may incur substantial expenses in satisfying our indemnification obligations.

Uncertain Protection of Intellectual Property

The Company’s success and ability to compete is dependent in part upon the proprietary technology used to operate FlitWays.  The Company presently has no patent protection or any other type of intellectual property protection for its technology, except for its URL, www.flitways.com.  The Company has no trademark or trade name protection.  Although the Company believes that it may have a reasonable chance of patent protection in the future for some or all of its proprietary technology, there can be no assurance that such protection will be obtained.  No assurance can be given that the Company’s technology will not be copied.

Despite the Company’s efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company’s products or to obtain and use information that the Company regards as proprietary.  Policing unauthorized use of the Company’s products is difficult.  There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology or that such agreements will be enforceable.

In addition, litigation may be necessary in the future to enforce the Company’s intellectual property rights, to protect the Company’s trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity.  Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company’s business, operating results or financial condition.

Our operating costs could be significantly higher than we expect, and this could reduce our future profitability.

In addition to general economic conditions, market fluctuations and international risks, significant increases in operating, development and implementation costs could adversely affect us due to numerous factors, many of which are beyond our control.

A cyber incident could result in information theft, data corruption, operational disruption and/or financial loss.

Businesses have become increasingly dependent on digital technologies to conduct day-to-day operations. At the same time, cyber incidents, including deliberate attacks or unintentional events, have increased. A cyber-attack could include gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption or result in denial of service on websites. We depend on digital technology, including information systems and related infrastructure, to process and record financial and operating data, and communicate with our employees and business partners. Our technologies, systems, networks, and those of our business partners may become the target of cyber-attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of proprietary and other information, or other disruption of our business operations. Although to date we have not experienced any losses relating to cyber-attacks, there is no assurance that we will not suffer such losses in the future. As cyber threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities.

Tobi Mac Aro is Our Only Director

Tobi Mac Aro is our only director.  As such, we have no independent director or directors to provide independent guidance and authorization including with respect to transactions between Mr. Aro and us, including the employment agreement with Mr. Aro referred to under “Executive Compensation.”.

Risks Related to Our Common Stock

Our common stock is thinly traded, and there is no guarantee of the prices at which the shares will trade.

Trading of our common stock is conducted on the OTC Pink Sheets operated by the OTC Markets Group, Inc., or “OTC Pink,” under the ticker symbol “FTWS.” Not being listed for trading on an established securities exchange has an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of the Company. This may result in lower prices for your common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock. There is no guarantee of the prices at which the shares will trade, or of the ability of stockholders to sell their shares without having an adverse effect on market prices.

Our stock price may be volatile and as a result you could lose all or part of your investment.

In addition to volatility associated with securities traded on the OTC Pink Sheets in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:

•

failure to meet operating budget;

•

decline in demand for our common stock;

•

downward revisions in securities analysts’ estimates or changes in general market conditions;

•

technological innovations by competitors or in competing technologies;

•

investor perception of our industry or our prospects; and

•

general economic trends.

In addition, stock markets have experienced extreme price and volume fluctuations and the market prices of securities generally have been highly volatile. These fluctuations commonly are unrelated to operating performance of a company and may adversely affect the market price of our common stock. As a result, investors may be unable to resell their shares at a fair price.

We have never paid dividends on our common stock and we do not anticipate paying any dividends in the foreseeable future.

We have not paid dividends on our common stock to date, and we may not be in a position to pay dividends in the foreseeable future. Our ability to pay dividends depends on our ability to successfully market the FlitWays ride service and generate revenue from future operations. Further, our initial earnings, if any, will likely be retained to finance our growth. Any future dividends will depend upon our earnings, our then-existing financial requirements and other factors and will be at the discretion of our Board of Directors.

Because our common stock is a “penny stock,” it may be difficult to sell shares of our common stock at times and prices that are acceptable.

Our common stock is a “penny stock.” Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk disclosure document prepared by the SEC. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser’s written agreement to the purchase. The penny stock rules may make it difficult for you to sell your shares of our common stock. Because of these rules, many brokers choose not to participate in penny stock transactions and there is less trading in penny stocks. Accordingly, you may not always be able to resell shares of our common stock publicly at times and prices that you feel are appropriate.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (known as “FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We may raise additional capital to fund our operations. The manner in which we raise any additional funds may affect the value of your investment in our common stock.

Although we have no current expectation to pursue financings beyond that contemplated by the Equity Purchase Agreement with L2, we may be required to do so if our circumstances change or opportunities requiring expenditures in excess of the proceeds available under these arrangements present themselves. Other than the Equity Purchase Agreement, Note, and Warrant with L2, we have no current committed sources of capital. We do not know whether additional financing will be available on terms favorable or acceptable to us when needed, if at all. To the extent that we raise additional capital by issuing equity securities, our stockholders may experience dilution. In addition, we may grant future investors rights superior to those of our existing stockholders. If we raise additional funds by incurring debt, we could incur significant interest expense and become subject to covenants in the related transaction documentation that could affect the manner in which we conduct our business. If adequate additional capital is not available when required, we may be forced to reduce or suspend our operations entirely.

Risks Relating to our Equity Line with L2

Resales of shares purchased by L2 under the Equity Purchase Agreement may cause the market price of our common stock to decline.

Subject to the terms and conditions of the Equity Purchase Agreement, we have the right to “put,” or sell, up to $2,000,000 in the aggregate to L2. Unless terminated earlier, L2’s purchase commitment will automatically terminate on the earlier of the date on which L2 shall have purchased shares pursuant to its Equity Purchase Agreement for an aggregate purchase price of $2,000,000 or July 31, 2019. This arrangement is also sometimes referred to herein as the “Equity Line.” The common stock to be issued to L2 pursuant to the Equity Purchase Agreement will be purchased at a price equal to 80% of the Market Price, which is defined as the lowest one volume weighted average price on the principal trading platform for the Common Stock, as reported by Bloomberg Finance L.P., for any trading day during the five Trading Days following the date when L2 receives the shares in its brokerage account. L2 will have the financial incentive to sell the shares of our common stock issuable under the Equity Purchase Agreement in advance of or upon receiving such shares and to realize the profit equal to the difference between the discounted price and the current market price of the shares. This may cause the market price of our common stock to decline.

The foregoing description of the terms of the Equity Purchase Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Equity Purchase Agreement itself.

Puts under the Equity Purchase Agreement may cause dilution to existing stockholders.

From time to time during the term of the Equity Purchase Agreement, and at our sole discretion, we may present L2 with a put notice requiring L2 to purchase shares of our common stock. As a result, our existing stockholders will experience immediate dilution upon the purchase of any of the shares by L2. L2 may resell some, if not all, of the shares that we issue to it under the Equity Purchase Agreement and such sales could cause the market price of our common stock to decline significantly. To the extent of any such decline, any subsequent puts would require us to issue and sell a greater number of shares to L2 in exchange for each dollar of the put amount. Under these circumstances, the existing stockholders of our company will experience greater dilution. The effect of this dilution may, in turn, cause the price of our common stock to decrease further, both because of the downward pressure on the stock price that would be caused by a large number of sales of our shares into the public market by L2, and because our existing stockholders may disagree with a decision to sell shares to L2 at a time when our stock price is low, and may in response decide to sell additional shares, further decreasing our stock price. If we draw down amounts under the Equity Line when our share price is decreasing, we will need to issue more shares to raise the same amount of funding.

There is no guarantee that we will satisfy the conditions to the Equity Purchase Agreement.

Although the Equity Purchase Agreement provides that we can require L2 to purchase, at our discretion, up to $2,000,000 worth of shares of our common stock, our ability to put shares to L2 and obtain funds when requested is limited by the terms and conditions of the Equity Purchase Agreement, including a limitation on our ability to put shares to L2 to the extent that it would cause L2 to beneficially own more than 9.99% of the outstanding shares of our common stock.

We may not have access to the full amount available under the Equity Purchase Agreement.

Our ability to draw down funds and sell shares under the Equity Purchase Agreement requires that a registration statement be declared effective and continue to be effective registering the resale of shares issuable under the Equity Purchase Agreement. The registration statement of which this prospectus is a part registers the resale of 50,000,000 shares of our common stock issuable under the Equity Line. Our ability to sell any additional shares under the Equity Purchase Agreement will be contingent on our ability to prepare and file one or more additional registration statements registering the resale of such additional shares. These registration statements (and any post-effective amendments thereto) may be subject to review and comment by the staff of the Securities and Exchange Commission, and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these registration statements (and any post-effective amendments thereto) cannot be assured. Even if we are successful in causing one or more registration statements registering the resale of some or all of the shares issuable under the Equity Purchase Agreement to be declared effective by the Securities and Exchange Commission in a timely manner, we may not be able to sell the shares unless certain other conditions are met. Accordingly, because our ability to draw down any amounts under the Equity Purchase Agreement with L2 is subject to a number of conditions, there is no guarantee that we will be able to draw down the maximum proceeds of $2,000,000 under the Equity Purchase Agreement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus includes forward-looking statements. These forward-looking statements are often identified by words such as “may,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue,” “plan,” “potential” and similar expressions. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including:

•

uncertainty as to when we may become profitable, if ever;

•

our ability to obtain additional financing to fund our operations;

•

our ability to develop our brand name, hire drivers, and grow a customer base;

•

an economic downturn;

•

our ability manage growth;

•

our ability to maintain liability insurance for our vehicles;

•

our dependence on Tobi Mac Aro, our President and Chief Executive Officer;

•

our ability to protect and keep secret our technology;

•

uncertainty as to future operating costs;

•

a breach of our secured customer and backend information;

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by L2. We will not receive any proceeds upon the sale of shares by L2 in this offering. However, we may receive gross proceeds of up to $2 million under the Purchase Agreement with L2, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to L2 under that agreement. See “Plan of Distribution” elsewhere in this prospectus for more information.

We currently expect to use the net proceeds from the sale of shares to L2 under the Purchase Agreement for working capital needs, research and development, sales and marketing activities, capital expenditures, and for general corporate purposes. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies or businesses that complement our business, although we have no commitments or agreements to enter into any such acquisitions or investments. Pending these uses, we intend to invest the net proceeds from this offering in short-term, investment-grade money market funds. See “Use of Proceeds.” general corporate purposes. We will have broad discretion in determining how we will allocate the proceeds from any sales to L2.

Even if we sell $2 million worth of shares of our common stock to L2 pursuant to the Purchase Agreement, we will need to obtain additional financing in the future in order to fully fund all of our planned research and development activities. We may seek additional capital in the private and/or public equity markets, pursue business development activities to continue our operations, respond to competitive pressures, develop new products and services, and to support new strategic partnerships. We are evaluating additional equity financing opportunities on an ongoing basis and may execute them when appropriate. However, there can be no assurances that we can consummate such a transaction, or consummate a transaction at favorable pricing.

DIVIDEND POLICY

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Pink Sheets under the symbol “FTWS,” and it began trading on the OTC Pink Sheets under the symbol FTWS on October 23, 2015.  The following table sets forth for the periods indicated, the high and low sales prices per share of our common stock as reported by the OTC Pink Sheets.

	Price Range
Period	High		Low
Year Ended December 31, 2015:
First Quarter	$	N/A	$	N/A
Second Quarter	$	N/A	$	N/A
Third Quarter	$	N/A	$	N/A
Fourth Quarter		$0.51		$0.4499
Year Ended December 31, 2016:
First Quarter		$0.45		$0.45
Second Quarter		$4		$0.1
Third Quarter		$1.15		$0.25
Fourth Quarter		$2.58		$0.07
Year Ending December 31, 2017:
First Quarter		$0.26		$0.0501
Second Quarter		$0.1501		$0.028
Third Quarter		$0.139		$0.0511
Fourth Quarter		$0.11		$0.02

On February 12, 2018, the last reported price of our common stock quoted on the OTC Pink Sheets was $0.013 per share. The OTC Pink Sheets prices set forth above represent inter-dealer quotations, without adjustment for retail mark-up, mark-down or commission, and may not represent the prices of actual transactions.

Transfer Agent

The transfer agent and registrar for our common stock is Island Stock Transfer.

Holders of Common Stock

As of December 31, 2017, there were 39 holders of record of our common stock. As of such date, 72,149,281 shares of our common stock were issued and outstanding.

Equity Compensation Plan Information

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

DILUTION

Investors who purchase our common stock will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share is determined by dividing our total tangible assets less total liabilities by the number of outstanding shares of our common stock. As of September 30, 2017, we had a negative net tangible book value of $(2,035,000).

Dilution in net tangible book value per share represents the difference between the assumed offering price per share of common stock of $0.06 (80% of $0.07, the closing price of our common stock on September 29, 2017). The following table illustrates this per share dilution:

Assumed offering price per share of common stock		$0.06
Net tangible book value per share as of September 30, 2017	$(0.03)
Increase in as adjusted net tangible book value per share attributable to the sale of shares under the Purchase Agreement	0.04
Pro forma net tangible book value per share after the sale of shares under the Purchase Agreement		0.01
Dilution per share to new investors		$0.05

To the extent that we sell less than $3 million worth of shares under the Purchase Agreement, or to the extent that some or all sales are made at prices lower than or in excess of the assumed price per share of $0.06, then the dilution reflected in the table above will differ. The above table is based on 60,249,281 shares of our common stock outstanding as of September 30, 2017, adjusted for the assumed sale of $3 million in shares to L2 under the Purchase Agreement at the assumed purchase price described above and after deducting estimated offering commissions and expenses payable by us.

To the extent that we issue additional shares of common stock in the future, there may be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

The number of shares of our common stock reflected in the discussion and calculations for the figures appearing in the table above is based on 60,249,281 shares of our common stock outstanding as of September 30, 2017 and excludes, as of that date:

● ● ●

6,927,473 shares issuable upon exercise of convertible promissory notes; and

10,000,000 shares issuable upon exercise of outstanding warrants; and.

750,000 shares issuable upon the exercise of warrants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Safe Harbor

This Registration Statement on Form S-1 contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including, “could” “may”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” and the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this registration statement.

Results of Operations

For the Years Ended December 31, 2016 and 2015:

	2016	2015
Sales, net	$434,000	$337,000
Cost of sales	(364,000)	(271,000)
Gross profit	70,000	66,000
Gross profit margin	16%	20%
Operating expenses
Core technology and development expense	59,000	24,000
Officer compensation	79,000	72,000
General and administrative	2,515,000	86,000
Total operating expenses	2,653,000	182,000
Operating loss	$(2,583,000)	$(116,000)

            Sales, net for the year ended December 31, 2016 increased by 28.8% to $434,000 as compared to $337,000 for 2015. The increase in sales, net is contributable to an overall increase in business. The Company continues to expand its business.

            Gross profit for the year ended December 31, 2016 decreased to 16% as compared to 20% for 2015. Our cost of sales is comprised of (i) fees paid to the contract drivers, (ii) fees paid for the credit card processing services and (iii) cost of maintaining our call centers. The increase in gross profit is contributable to our ability to negotiate competitive rates with our contract drivers.

            Core technology and development expenses increased by 145.8% to $59,000 as compared to $24,000 for 2015. The increase in core technology and development expenses is attributable to our continued expansion of the services we provide to our customer. As we identify new services, we are required to update our core technology to handle the new services.

            Officer salary increased by 9.7% to $79,000 as compared to $72,000 for 2015. The increase in officer salary is attributable to a contractual annual salary increase for the year ended December 31, 2016.

            General and administrative expenses increased by 2,824% to $2,515,000 as compared to $86,000 for 2015. The increase in our general and administrative expense is attributable to (i) increase in employee related cost of approximately $41,000, (ii) consulting expenses related to corporate structure of approximately $2,330,000, which includes approximately $1,845,000 for fair value of shares issued to consultants and (iii) the remaining increase of approximately $58,000 is attributable to the additional cost we incurred for accounting, auditing, consulting and legal services related to our status of being public company filing with U.S. Securities and Exchange Commission.

For the Years Ended December 31, 2015 and 2014:

	2015	2014
Sales, net	$337,000	$67,000
Cost of sales	(271,000)	(64,000)
Gross profit	66,000	3,000

Gross profit margin	20%	4%
Operating expenses
Core technology and development expense	24,000	8,000
Officer salary	72,000	72,000
General and administrative	86,000	31,000
Total operating expenses	182,000	111,000
Operating loss	$(116,000)	$(108,000)

Sales, net for the year ended December 31, 2015 increased by 403% to $337,000 as compared to $67,000 for 2014. The increase in sales, net is contributable to an overall increase in business as the Company continues to expand.

            Gross profit for the year ended December 31, 2015 increased to 20% as compared to 4% for 2014. The increase in gross profit margin is attributable to a combination of economies of scale with the increased activity during the year ended December 31, 2015 as well as the ability of management to minimize overall costs in order to increase the profit margins.

            Core technology and development expenses for the year ended December 31, 2015 increased by 200% to $24,000 as compared to $8,000 for 2014. The increase in core technology and development expenses is attributable to our continued expansion of the services we provide to our customer. As we identify new services, we are required to update our core technology to handle the new services.

        General and administrative expenses for the year ended December 31, 2015 increased by 177% to $86,000 as compared to $31,000 for 2014. The increase in general and administrative is attributable to expanse of resources as the Company continues to expand its business.

For the three months ended September 30, 2017

Revenues, net for the three months ended September 30, 2017 increased by 274% to $318,000 as compared to $85,000 for the comparable period in 2016. The increase in revenue, net is contributable to an overall increase in business. The Company continues to expand its business.

Gross profit for the three months ended September 30, 2017 increased by 467% to $22,000 as compared to $(6,000) for the comparable period in 2016. Our cost of sales is comprised of (i) fees paid to the contract drivers, (ii) fees paid for the credit card processing services and (iii) cost of maintaining our call centers. The increase in gross profit is contributable to our ability to increase price to our customers and negotiate competitive rates with our contract drivers.

Core technology and development expenses for the three months ended September 30, 2017 increased by 117% to $39,000 as compared to $18,000 for the comparable period in 2016. The increase in core technology and development expenses is attributable to our continued expansion of the services we provide to our customer. As we identify new services, we are required to update our core technology to handle the new services.

Officer salary for the three months ended September 30, 2017 increased by 67% to $30,000 as compared to $18,000 for the comparable period in 2016. The increase in officer salary is attributable to a contractual annual salary increase for 2017.

General and administrative expenses for the three months ended September 30, 2017 increased by 840% to $282,000 as compared to $30,000 for the comparable period in 2016. The increase in our general and administrative expense is attributable to (i) increase in employee related cost of approximately $48,000, (ii) increase in consulting expenses related to corporate structure, accounting and other professional fees of approximately $154,000, (iii) increase in rent expense of approximately $2,000, (iv) increase in marketing expenses of approximately $23,000 and (v) an increase in general expenses of approximately $25,000.

For the nine months ended September 30, 2017

Revenues, net for the nine months ended September 30, 2017 increased by 204% to $784,000 as compared to $258,000 for 2016. The increase in revenue, net is contributable to an overall increase in business. The Company continues to expand its business.

Gross profit for the nine months ended September 30, 2017 increased by 144% to $134,000 as compared to $55,000 for 2016. Our cost of sales is comprised of (i) fees paid to the contract drivers, (ii) fees paid for the credit card processing services and (iii) cost of maintaining our call centers. The increase in gross profit is contributable to our ability to increase price to our customers and negotiate competitive rates with our contract drivers.

Core technology and development expenses for the nine months ended September 30, 2017 increased by 221% to $106,000 as compared to $33,000 for 2016. The increase in core technology and development expenses is attributable to our continued expansion of the services we provide to our customer. As we identify new services, we are required to update our core technology to handle the new services.

Officer salary for the nine months ended September 30, 2017 increased by 67% to $90,000 as compared to $54,000 for 2016. The increase in officer salary is attributable to a contractual annual salary increase for 2017.

General and administrative expenses for the nine months ended September 30, 2017 increased by 1,147% to $1,160,000 as compared to $93,000 for 2016. The increase in our general and administrative expense is attributable to (i) increase in employee related cost of approximately $114,000, (ii) increase in consulting expenses related to corporate structure, accounting and other professional fees of approximately $846,000 (iii) increase in rent expense of approximately $8,000, (iv) increase in marketing expenses of approximately $40,000 and (v) an increase in general expenses of approximately $59,000.

Cash Flows from Operating Activities

We have not generated positive cash flows from operating activities. For the nine months ended September 30, 2017, net cash used in operating activities was $303,000, compared to $0 for the nine months ended September 30, 2016.

Cash Flows from Investing Activities

During the three months ended September 30, 2017, we entered into an operating lease for our corporate office space. As part of the lease agreement we were required to make a payment of approximately $47,000 as a deposit.

Cash Flows from Financing Activities

We have financed our operations primarily from related party advancements and the issuance of convertible notes payable. For the nine months ended September 30, 2017, net cash provided by financing activities was $303,000 compared to the nine months ended September 30, 2016, which was $12,000. During the nine months ended September 30, 2017, we issued convertible promissory notes for net proceeds of $371,000.

Liquidity and Capital Resources

As at September 30, 2017 our current liabilities exceed our current assets by approximately $2,082,000, which was comprised of accounts payable and accrued liabilities of approximately $573,000, deferred compensation of approximately $195,000 and convertible notes payable of approximately $495,000 and derivative liabilities of approximately $882,000.

These condensed financial statements have been prepared on the assumption that we have the ability to continue as a going concern. Different bases of measurement may be appropriate when a company is not expected to continue operations for the foreseeable future. Our continuation as a going concern is dependent upon our ability to attain profitable operations and generate funds there from, and/or raise equity capital or borrowings sufficient to meet current and future obligations. Management plans to raise equity financings over the next twelve months to finance operations. There is no guarantee that we will be able to complete any of these objectives. We have incurred losses from operations since inception and at September 30, 2017, and have an accumulated deficit of approximately $5,242,000 that creates substantial doubt about our ability to continue as a going concern.

Quarterly Events

Reference is made to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 28, 2017 pertaining to Equity Purchase Agreements and related Registration Agreements, promissory notes and warrants (collectively the “Documents”) all relating to equity lines of credit, each in the aggregate amount of $1,000,000 to be provided by L2 Capital LLC (“L2 Capital”) and Kodiak Capital Group LLC (“Kodiak Capital”).  Pursuant to a Cancellation Agreement between the Company and Kodiak Capital, the Documents between Kodiak and the Company (the “Kodiak Documents”) were cancelled.  In their place, the Company entered into an amendment with L2 Capital pursuant to which the Equity Purchase Agreement with L2 Capital was increased to $2,000,000, the promissory note to be issued to L2 Capital was increased to $115,000 and the number of warrant shares to be issued to L2 Capital was increased to 10,000,000.

On September 11, 2017, the Company entered into a Lease Agreement (the “Lease”) with REEP - OFC Corporate Pointe CA, LLC (the “Landlord”), pursuant to which the Company will lease approximately 5,879 square feet of space (the “Premises”) located at 600 Corporate Pointe, Suite 550, Culver City, California 90230 (the “Building”), for a term of Five (5) years and five (5) months (the “Term”) following the Commencement Date of October 1, 2017. The Company intends to occupy the Premises as its corporate headquarters. Subject to meeting certain conditions, the Company has one (1) option to extend the Term for an additional period of five (5) years as set forth in the Lease.

Pursuant to the Lease, the Company will pay Base Rent of $19,988.60 per month for the first 12 months of the Term, $20,688.20 per month for months 13 through 24 of the Term, $21,412.29 per month for months 25 through 36 of the Term, $22,151.72 per month for months 37 through 48 of the Term, $22,937.38 per month for months 49 through 60 of the Term, and $23,740.19 per month for months 61 through 65 of the Term. This new Lease represents a monthly increase of $16,800.

As security for its obligations under the Lease, the Company delivered to the Landlord a security deposit in the amount of $47,480.38, which may be used by the Landlord upon the occurrence of certain events as set forth in the Lease.

Pursuant to the Lease, the Company is leasing 5,879 square feet of space in the Building (281,918 rentable square feet), and the operating expenses relating to such space will be based on operating expenses for the 2018 calendar year (“Base Year”).

The foregoing summary description of the Lease Agreement is not complete and is qualified in its entirety by reference to the full text of the Lease Agreement. The Lease Agreement also contains customary events of default. For further information regarding the terms and conditions of the Lease Agreement, this reference is made to such agreement, which the Company has filed on October 24, 2017, as an exhibit to our Current Report on Form 8-K and is incorporated herein by this reference.

Certificate of Designation of Series A Preferred Stock

On October 26, 2017, the Board of Directors, with the approval of a majority vote of its shareholders, approved the filing of a Certificate of Designation establishing the designations, preferences, limitations and relative rights of the Company’s Series A Preferred Stock (the “Designation” and the “Series A Preferred Stock”).  The Board of Directors authorized the issuance of 1,000,000 shares of Series A Preferred Stock, which the Board agreed to issue to the Preferred Shareholders or its assigns, upon the Company filing the Certificate of Designation with the Nevada Secretary of State. The terms of the Certificate of Designation of the Series A Preferred Stock, which was filed with the State of Nevada on October 26, 2017, provides that each share of Series A Preferred Stock has the right to vote on all shareholder matters equal to 1,000 votes. The Series A Preferred Stock share is not convertible into shares of our common stock.

Plan of Operation

Our plan of operation for the next twelve months is to grow our business through the expansion of our online booking engine and mobile app.

Future Financings

We will continue to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to existing stockholders. There is no assurance that we will achieve any additional sales of the equity securities or arrange for debt or other financing to fund our operations and other activities.

Impact of Inflation

We believe that the rate of inflation has had a negligible effect on our operations.

Off-Balance Sheet Arrangements

Except in the event our convertible notes are determined to be in default according to the agreements, we have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Going Concern

The Company’s independent registered public auditors’ reports accompanying our December 31, 2016 and 2015 audited financial statements contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The financial statements have been prepared assuming that the Company will continue as a going concern. Our ability to continue as a going concern is dependent on raising additional capital to fund our operations and ultimately on generating future profitable operations. There can be no assurance that we will be able to raise sufficient additional capital or eventually have positive cash flow from operations to address all of our cash flow needs. If we are not able to find alternative sources of cash or generate positive cash flow from operations, our business and shareholders will be materially and adversely affected.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. A complete summary of these policies is included in the notes to our financial statements. In general, management's estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Trends, Events, and Uncertainties

            Development of new technologies or product solutions is, by its nature, unpredictable. Although we will undertake development efforts with commercially reasonable diligence, there can be no assurance that we will have adequate capital to develop our technology or products to the extent needed to create future sales to sustain our operations.

            No assurance can be provided that our technology or products will be adopted, that we will ever earn revenue sufficient to support our operations, or that we will ever be profitable. Furthermore, since we have no committed source of financing, we can provide no assurance that we will be able to raise money as and when we need it to continue our operations. If we cannot raise funds as and when we need them, we may be required to severely curtail, or even to cease, our operations.

            Other than as discussed above and elsewhere in this Registration Statement on Form S-1, we are not aware of any trends, events, or uncertainties that are likely to have a material effect on our financial condition.

DESCRIPTION OF BUSINESS

Corporate Background

FlitWays Technology Inc. was began operations in 2013, with a mission to provide both corporate enterprises and their employees and global travel resellers and their customers with a complete offering of fully integrated ground transportation solutions for any budget or need. We have created a sophisticated software platform to give customers enterprise suite and app-based booking, billing, expense management and real-time monitoring for a simple to use ground transportation offering. We combined that with our proprietary global network of private car, limousine, taxi and ride sharing service providers. This allows our clients to have a solution that mimics the simplicity of workflow for airline and hotel travel, removing the manual, complex and time consuming nature of traditional ground transportation. Our offering not only helps our customers, but provides car service owners and drivers better utilization of their equity. We give travelers an array of classes of cars, pick-up options and payment options, all fully integrated to corporate expense and travel management systems. FlitWays’ objective is to take an antiquated market and bring it into line with the advanced and seamless methodology of the other key components of the travel experience.

Merger Transaction

            On October 14, 2016 (“Closing Date”), Flitways completed a reverse recapitalization of Cataca Resources, Inc. (“Cataca”), a Nevada corporation. At the time of the reverse recapitalization, Cataca was considered a shell corporation with no revenues or significant assets. In connection with the merger transaction, Cataca issued 20,000,000 shares of its common stock in exchange for 100% of the issued and outstanding shares of Flitways.

            For financial reporting purposes, Flitways has been treated as the “acquirer” in the reverse recapitalization completed on the Closing Date. Accordingly, the assets and liabilities of Flitways are reported at their historical cost and the assets and liabilities of Cataca were recorded at their historical cost basis. The consolidated financial statements reported herein have been retroactively restated for all periods presented to report the historical financial position, results of operations and cash flows of Flitways. The 30,000,000 shares of common stock retained by the Cataca shareholders were reported as issued on the Closing Date.

Our Business

FlitWays offers fee-for-service pre-booking of ground transportation We immediately confirm car services at the time of travel planning on a similar basis to flight and hotel arrangements.  The current market for ground travel is booked, billed and expensed outside the integrated corporate platforms used for the other two key legs of travel costs.  Corporate ground travel in the U.S. is a multi-billion dollar market and typically requires separate booking via phone (or in some cases online), but has necessitated manual expense review without automatic adherence to corporate standards and restrictions.  This subsequently creates a need for time-consuming and costly administrative resources to match ground transportation with otherwise system-integrated air and lodging   reporting.  FlitWays’ proprietary software, services, supply chain and customer relationship management solution can provide clients with cost savings, workflow improvements, superior traveler experiences and corporate compliant permitted uses.

We are differentiated from taxi and ride sharing services in many ways.  Our software, back-end solution and unique network of providers has been designed to offer a suite of enterprise level technology, accounting, payment, reporting and management tools that are not available in the market.  FlitWays has spent more than four years developing these interfaces for clients to completely integrate travel and expense management tools with ground transportation. We consider FlitWays a one-stop shop for all enterprise ground transportation needs.  As we expand our fully vetted and reviewed supply of car services and drivers both in the U.S. and globally, we can support our client relationships both because of the stability and flexibility of our software platform and the financial and operating leverage we provide from our simple app-based booking and planning service. With over 18,000 vehicles to choose from and with service in over 170 cities, the possibilities are endless and our customers can create a seamless travel experience.

Our contact address is 400 Corporate Pointe, Suite 300, Culver City, California, 90230. Our telephone number is 1-855-710-0915. Our website is www.flitways.com.

Unless otherwise indicated, all references in this Registration Statement to “dollars” or “$” refer to US dollars.

Corporate Solutions/Competitive Advantage

FlitWays intends to fill a void in the scheduling and management of global ground transportation services.  We built our client interface with corporate travel needs in mind.  Businesses that allow employees to use consumer facing services like Uber, Lyft and independent taxi and limousine companies are potentially sacrificing the per user cost and administrative savings that FlitWays provides.

Today, our corporate clientele includes major brands like Carlson Wagonlit, Amazon, Pokemon, PayPal and CarTrawler.

Travel Management & Travel Agencies

FlitWays empowers travel management companies and agencies to combine their bookings with a contemporaneous ground transportation offering on the same ticket for their clients.  Just as in our enterprise service, we provide pre-arranged rides scheduled while flight or lodging confirmations are made.  We have developed an application-based handoff to allow these travel resellers to electronically book directly on our network.  This is an attractive market for FlitWays as we incur no marketing expenses to add this large customer segment.  In exchange, we offer a 10% discount from our published fares to our travel reseller partners.

Booking rides with FlitWays

Booking rides, airport shuttles and/or executive cars with our website/application requires the customer to be a registered user. When booking with FlitWays the customer is able to select a choice of vehicle and preferred gratuity based on their personal preference. The estimate travel fare provided is built on the most resourceful travel route and on decent traffic situations. The ultimate fare may differ due to traffic situations, the route taken, wait time, parking, and return trip. Once the customer's booking has been completed and confirmed, the company that owns the vehicle chosen is automatically notified that the vehicle is booked. The notification of the booking confirmation is also sent to the customer via SMS and email confirmation message together with the details of the customer’s journey. Customers can view their past bookings in their FlitWays account, which can be easily used for business travel expense reports.

Payment

We accept corporate invoices and credit card payments for ride booking from our customers. Our platform allows our customers to pay securely and also eliminate the hassle of negotiating fare price with the ride driver. All payment information processed on our site is encrypted and secured with state-of-the-art SSL before they are transferred.

Customer Accounts

Currently FlitWays charges no fee for its services and records revenues on the profit margin of billed fares versus cost of fares.  Customers establish accounts prior to booking either based on invoice or credit card payments.. We require an account in order to collect basic information (i.e., name, mobile phone number and email) and to process all bookings.

Marketing Strategy

Most of our customers have been acquired through various partnerships with travel vendors, which give us the opportunity to minimize marketing costs and to focus on establishing new partnerships daily. In the future we intend to promote FlitWays using Business-to-Business marketing concepts to increase and expand brand awareness and general corporate exposure.

Employees and Consultants

As of December 31, 2017, we had seven employees and two independent contractors.

Legal Proceedings

We know of no material pending or active legal proceedings to which we are a party or concerning any of our properties. We are not aware of any legal proceedings contemplated by any governmental authority against us.

DIRECTORS AND EXECUTIVE OFFICERS

Our bylaws allow the number of directors to be fixed by the Board of Directors. Our Board of Directors has fixed the number of directors at one.

Our current director and officer is as follows:

Name	Age	Position
Tobi Mac Aro	32	Director, President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer

Our directors will serve as directors until our next shareholder meeting or until a successor is elected who accepts the position. Officers hold their positions at the will of the Board of Directors. There are no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of our affairs.

The fact that Tobi Mac Aro is our sole officer and director raises corporate governance issues as there is no independent director to provide guidance and to authorize any transaction including between our company and Mr. Aro.

Tobi Mac Aro, President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director

Mr. Aro earned his MBA in Technology Management in 2010 through the California State University MBA Program. Over the last 12 years, he has worked in a wide variety of professional capacities in both private and public sectors, different business industries as a Business Technologist that includes bringing technology product to life and enhance products to increase sales performance and growth. Mr. Aro has served as a consultant for various corporations, including a stint as a Business Product Growth Consultant for Chevron Inc. from July 2014 – December 2014, where he was served as a liaison between the functional and technical requirements as well as the execution of those requirements in the deliverables, including working with the technical and business teams to prepare the quality assurance testing plans and validation of the sprint goals. Also, Mr. Aro served as a Business Analyst Consultant for Northrop Grumman & Boeing from April 2013 – September 2014, where he coordinated with senior customer management regarding board reviews and team compliance with policy. Mr. Aro was a Business Systems Analyst for Timac Solutions from February 2011 – 2013, where his responsibilities included determining the operational objectives by studying business functions; gathering information; evaluating output requirements and formats. Designing new system applications by analyzing requirements; constructing workflow charts and diagrams; studying system capabilities; writing specifications. Mr. Aro, began operating Flitways Technology Inc. in October 2013 and has been the company’s CEO and Director since that time.

Mr. Aro does not currently serve on the boards of other public companies.

Board Leadership Structure

Our Board of Directors believes that Mr. Aro’s service as both the Chairman of our Board of Directors and our Chief Executive Officer is in the best interest of our Company and our stockholders. Mr. Aro possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing our Company and our business and, therefore, is best positioned to develop agendas that ensure that the Board of Directors’ time and attention are focused on the most important matters. His combined role enables decisive leadership, ensures clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees, and collaborative partners. However, as discussed elsewhere in this Registration Statement, Mr. Aro is our sole director, and as such, we have no other person to consider any action authorized by Mr. Aro.

Director Independence

The OTC Pink Sheets on which our common shares are listed on does not have any director independence requirements. We also do not have a definition of independence as our directors also hold executive officer positions with us. Once we engage further directors and officers, we plan to develop a definition of independence and scrutinize our Board of Directors with regards to this definition.

Compensation Committee

We currently do not have a compensation committee of the Board of Directors or a committee performing a similar function. It is the view of the Board that it is appropriate for us not to have such a committee because of our size and because the Board as a whole determines executive compensation. Each of our directors is also is a senior officer of the company.

Nominating and Corporate Governance Committee

We currently do not have a Nominating and Corporate Governance committee of the Board of Directors or a committee performing a similar function.

Audit Committee

The functions of the Audit Committee are currently carried out by our Board of Directors. Our Board of Directors has determined that we do not presently need an audit committee financial expert on our Board of Directors carrying out the duties of the Audit Committee. Our Board of Directors has determined that the cost of hiring a financial expert to act as one of our directors and to be a member of the Audit Committee or otherwise perform Audit Committee functions outweighs the benefits of having a financial expert on the Audit Committee.

Code of Ethics

We have not yet adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions because we have not yet finalized the content of such a code. Companies whose equity securities are listed for trading on the OTC Pink Sheets are not currently required to implement a code of ethics.

Compensation Committee Interlocks and Insider Participation

During 2017, Mr. Aro participated in deliberations of the board concerning executive compensation. None of our executive officers currently serves or in the past year has served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Involvement in Certain Legal Proceedings

During the past ten years, our sole director and executive officer has not been involved in any of the events described in Item 401(f) of Regulation S-K.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth the total annual compensation paid or accrued by us to or for the account of Tobi Mac Aro, our Principal Executive Officer (“PEO”) and our Principal Financial Officer (“PFO”).

Summary Compensation

						Non-Equity	Non-qualified
						Incentive	Deferred	All Other
				Stock	Option	Plan	Compensation	Compensati
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	on	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Tobi Mac Aro,
President, CEO, CFO,	2016	79,000	0	0	0	0	0	0	0
Secretary, Treasurer
and Director
	2015	72,000	0	0	0	0	0	0	0

Mr. Aro spends 100% of his time on our business.

Our executive officer and director did not receive any other compensation or benefits as a director or officer.

Employment and Severance Agreements

On December 28, 2017, we entered into an Employment Agreement (the “Agreement”) with Tobi Mac Aro. Pursuant to the terms and conditions of the Agreement, Mr. Aro will serve as our President, Chief Executive Officer, Interim Chief Financial Officer, Interim Principal Financial Officer and a member of the Board of Directors and will assume such other positions as reasonably requested by the Board of Directors, commencing on January 1, 2018 for a term of three (3) years, and will have the option to be renewed for an additional one (1) year unless earlier terminated.  In exchange for his services, Mr. Aro will receive a yearly salary as per the following schedule:

2018: $150,000

2019: $250,000

2020: $250,000

As part of the Agreement, Mr. Aro will receive option grants to reflect important objectives met during such periods. Mr. Aro was granted 7,000,000 options as of December 31, 2017 at $0.023 per share as per the Agreement and additional option grants as per the following schedule:

2018: 8,000,000 option grants

2019: 8,000,000 option grants

2020: 8,000,000 option grants

The Agreement also contains an incentive bonus for each year of the Agreement. The incentive bonus will be based on the salary for that year and is tied to performance hurdles detailed in the Appendix A to the Agreement.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2017, we did not have any unexercised stock options held by any of our shareholders.

Compensation of Directors

We do not pay our directors any fees for attendance at Board meetings or similar remuneration or reimburse them for any out-of-pocket expenses incurred by them in connection with our business.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors, performing the duties of the audit committee, is responsible for the review, approval and ratification of related party transactions. On December 31, 2013, the Company entered into an unsecured line of credit agreement with a credit limit of up to $200,000 with Tobi Mac Aro, the Company’s majority shareholder and Chief Executive Officer, bearing interest at a fixed rate of 7.5% per annum. Net advances and any accrued and unpaid interest are due no later than December 2017. As of December 31, 2017, the outstanding balance on the line of credit was $242,746.35, and the accrued and unpaid interest was $17,230.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the ownership, as of December 31, 2017, of our common stock by each of our directors, and by all executive officers and directors as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of December 31, 2017, there were 65,149,281 common shares issued and outstanding. All persons named have sole voting and investment power with respect to the shares, except as otherwise noted.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (2)
Common	Tobi Mac Aro (1)
	600 Corporate Pointe, Suite 550	39,600,000 (3)	54.89%
	Culver City, CA 90230
	All Executive Officers and Directors as a Group (1 Person)	39,600,000	54.89%

(1)	Tobi Mac Aro is our President CEO, CFO Secretary, Treasurer and a Director.

(2)	Calculated based on 72,149,201 shares .
(3)	Includes 7,000,000 stock options vested but not exercised and excludes the 24,000,000 stocks options granted but not vested as of December 31, 2017

SELLING STOCKHOLDER

This prospectus relates to the possible resale by L2, including 50,000,000 shares of common stock that may be issued to L2 pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the agreements executed in connection with L2’s agreement to purchase the shares.

Pursuant to the Registration Rights Agreement, which we entered into with L2 on August 11, 2017 concurrently with our execution of the Purchase Agreement, we agreed to provide certain registration rights with respect to sales by L2 of the shares of our common stock that may be issued to L2 under the Purchase Agreement.

L2, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we have sold or may sell to them. L2 may sell some, all or none of their shares. We do not know how long L2 will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with L2 regarding the sale of any of the shares.

The following table presents information regarding L2 and the shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by L2, and reflects its holdings as of December 31, 2017. Except as described herein, neither L2 nor any of its respective affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. References to L2 in this prospectus includes L2 and any of its donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from L2 as a gift, pledge or other non-sale related transfer. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares beneficially owned prior to the offering is based on 65,149,281 shares of our common stock actually outstanding as of December 31, 2017.

Selling stockholder	Shares Beneficially Owned Before this Offering	Percentage of Outstanding Shares Beneficially Owned Before this Offering (1)	Shares to be Sold in this Offering		Number Of Shares Beneficially Owned After this Offering (2)	Percentage of Outstanding Shares Beneficially Owned After this Offering
L2 Capital, LLC (3)	0	0	50,000,000	(4)	0	0

(1)

Based on 65,149,281 outstanding shares of our common stock as of December 31, 2017. Although we may at our discretion elect to issue to L2 up to an aggregate amount of $2 million of our common stock under the Purchase Agreement, such shares are not included in determining the percentage of shares beneficially owned before this offering.

(2)	Assumes that all securities registered will be sold.
(3)

Edward Liceaga and Adam Long, each in his capacity as a Managing Partner of L2 Capital, LLC, exercise voting and dispositive power with respect to the shares of our common stock being offered under this prospectus by L2 Capital, LLC.

(4)	Assumes issuance of the maximum 50,000,000 shares being registered hereby.

PLAN OF DISTRIBUTION

L2 is an “underwriter” within the meaning of the Securities Act. L2 and any of its respective pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. L2 may use any one or more of the following methods when disposing of shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	broker-dealers may agree with L2 to sell a specified number of such shares at a stipulated price per share;

●	a combination of any of these methods of sale; and

●	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act, if available, rather than under this prospectus. L2 has the sole and absolute discretion not to accept any purchase offer or make any sale of shares if L2 deems the purchase price to be unsatisfactory at any particular time.

L2 may pledge its respective shares to its brokers under the margin provisions of customer agreements. If L2 defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

After the effective date of the registration statement, L2 may engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. L2 has agreed not to engage in any direct or indirect short selling of our common stock during the term of the Purchase Agreement.

Broker-dealers engaged by L2 may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from L2 (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

L2 is an “underwriter,” and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters,” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

L2 and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of and limit the timing of purchases and sales of any of the shares by L2 or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether L2 will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling security holder and purchaser are responsible for paying any discounts, commissions and similar selling expenses they incur.

L2 and the issuer have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act. Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. L2 is advised to ensure that any brokers, dealers or agents effecting transactions on behalf of L2 are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of brokers, dealers and agents. We estimate that the expenses of the offering to be borne by us will be approximately $22,000. The estimated offering expenses consist of: an SEC registration fee of $249, accounting fees of $25,000, legal fees of $12,000 and miscellaneous expenses of $4,000. We will not receive any proceeds from the sale of any of the shares of common stock by L2.  We will, however, receive proceeds from the sale of securities pursuant to our exercise of the put right under the Purchase Agreement.

L2 should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by L2, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, L2 or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock of while L2 is distributing shares covered by this prospectus. L2 is advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to this Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

Blue Sky Restrictions on Resale

If L2 wants to sell shares of our common stock under this registration statement in the United States, L2 will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for L2 will be able to advise L2 which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from L2 under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement becomes effective, and L2 indicates in which state(s) they desire to sell their shares, we will be able to identify whether it will need to register or will rely on an exemption therefrom.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 510,000,000 shares of capital stock, of which 500,000,000 shares are common stock, par value $0.001 per share, and 10,000,000 are preferred stock, par value $0.001 per share.  As of December 31, 2017, there were issued and outstanding 65,149,281 shares of common stock, 0 shares of preferred stock, warrants to purchase 10,000,000 shares of common stock, convertible promissory notes with potential issuances of 48,129,904 shares of common stock, options to purchase 31,000,000 shares and warrants to purchase 750,000 shares.

Common Stock

Voting. Each holder of Common Stock shall have one vote in respect of each share of stock held of record on the books of the corporation for the election of directors and on all matters submitted to a vote of our shareholders.

Dividends.  The holders of shares of Common Stock shall be entitled to receive, when and if declared by the board of directors, out of our assets which are by law available for dividends, dividends payable in cash, property or shares of capital stock.

Dissolution, Liquidation or Winding Up.  In the event of any dissolution, liquidation or winding up of our affairs, holders of Common Stock shall be entitled, unless otherwise provided by law or our articles of incorporation, including any certificate of designations for a series of preferred stock, to receive all of our remaining assets of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of Common Stock held by them respectively.

Other Rights and Restrictions.  Holders of our Common Stock do not have preemptive rights, and they have no right to convert their Common Stock into any other securities.  Our Common Stock is not subject to redemption by us.  The rights, preferences and privileges of common shareholders are subject to the rights of the shareholders of any series of preferred stock that are issued and outstanding or that we may issue in the future.

Preferred Stock

Our Articles of Incorporation authorize the issuance of 10,000,000 shares of preferred stock, par value $0.001 per share.  The preferred stock may be issued in one or more series and our Board of Directors, without further approval from our shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock.

No shares of preferred stock are currently outstanding.

Warrants

As of the date of this registration statement, there are outstanding warrants to purchase up to 10,000,000 shares of common stock at the initial exercise price of $0.10 per share. Pursuant to the terms of such warrants, the exercise price of such warrants is subject to certain adjustments.

Nevada Anti-Takeover Law And Certain Charter And Bylaw Provisions

We are subject to the provisions of the Nevada private corporation law, which are anti-takeover provisions. In general, the provisions of Sections 78.411-444 prohibit a publicly held Nevada corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 10% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage some types of transactions that may involve actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the potential restructuring or sale of all or a part of our company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of FlitWays. They may also have the effect of preventing changes in our management.

Our articles of incorporation and bylaws do not exclude us from these restrictions.

Registration Rights

In connection with the Purchase Agreement with L2, the Company is required to file with the SEC this Registration Statement on Form S-1 registering the shares of our common stock issuable to L2. The Company has agreed to use reasonable best efforts to maintain the effectiveness of the registration statement, of which this prospectus is part, until the earlier of (i) the date as of which L2 may sell all of our common stock that it owns pursuant to the Purchase Agreement without restriction pursuant to Rule 144 of the 1933 Act; and (ii) the date on which L2 shall have sold the maximum amount of our common stock issuable to L2 under the Purchase Agreement. We cannot assure you that we will be able to keep this registration statement continuously effective for the required period.

Market Information

Our common stock price is quoted on the OTC Pink Sheets under the symbol “FTWS.”

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify a present or former director, officer, employee or agent of the corporation, or of another entity or enterprise for which such person is or was serving in such capacity at the request of the corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of such person’s service in such capacity if such person (1) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, which sets forth standards for the conduct of directors and officers, or (2) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, however, no indemnification may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the Nevada Revised Statutes permits any discretionary indemnification under Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the Nevada Revised Statutes, to be made by a corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Such determination must be made (1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Our amended and restated bylaws require us to indemnify our directors and officers in a manner that is consistent with the provisions of Nevada law described in the preceding two paragraphs.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling this company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the shares being offered hereby has been passed upon by the law firm of TroyGould PC, Los Angeles, California.

EXPERTS

The consolidated balance sheet of FlitWays Technology Inc. as of December 31, 2016 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended have been audited by Rose, Snyder & Jacobs LLP, independent registered public accounting firm, as stated in their report which is included herein. Such financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheet of FlitWays Technology Inc. as of December 31, 2015 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended have been audited by Squar Milner LLP, independent registered public accounting firm, as stated in their report which is included herein. Such financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, under the Securities Act of 1933, a registration statement on Form S-1 relating to the shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the shares offered by this prospectus, you should refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement without charge at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission’s World Wide Web address is http://www.sec.gov.

Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were made as of an earlier date. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We file periodic reports, proxy statements and other information with the Securities and Exchange Commission in accordance with requirements of the Exchange Act. These periodic reports, proxy statements and other information are available for inspection and copying at the regional offices, public reference facilities and Internet site of the Securities and Exchange Commission referred to above. You can also request copies of such documents, free of charge, by contacting the company at (855) 710-0915.

Information contained on our website is not a prospectus and does not constitute a part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

FLITWAYS TECHNOLOGY INC.

CONSOLIDATED FINANCIAL STATEMENTS

Table of Contents

Page
Financial Statements for the Quarter Ended September 30, 2017
Condensed Consolidated Balance Sheets as of September 30, 2017 (unaudited) and December 31, 2016	F-1
Condensed Consolidated Statements of Operations for the Three Months Ended September 30, 2017 and 2016 (unaudited) and for the Nine Months Ended September 30, 2017 and 2016	F-2
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2017 and 2016 (unaudited)	F-3
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-4

Financial Statements for the Year Ended December 31, 2016
Consolidated Balance Sheets as of December 31, 2016 and 2015	F-14
Consolidated Statements of Operations for the Years Ended December 31, 2016 and 2015	F-15
Consolidated Statements of Stockholders’ Deficit for the Years Ended December 31, 2016 and 2015	F-16
Consolidated Statements of Cash Flows for the Years Ended December 31, 2016 and 2015	F-17
Notes to Consolidated Financial Statements for the Years Ended December 31, 2016 and 2015	F-18
Reports of Independent Registered Public Accounting Firms	F-28

FLITWAYS TECHNOLOGY INC.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$ 29,000	$ 76,000
Accounts receivable, net	32,000	11,000
Prepaid expenses	20,000	-
Total Current Assets	81,000	87,000
Other assets	47,000	-
Total Assets	$ 128,000	87,000

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable and accrued liabilities	$ 573,000	$ 495,000
Deferred compensation – officer	195,000	174,000
Line of credit – related party	18,000	86,000
Convertible promissory notes, net of discounts	495,000	-
Derivative liability	882,000	-
Total Current Liabilities	2,163,000	755,000

Stockholders' Deficit
Common stock: 500,000,000 shares authorized or $0.001 par value;
60,249,281 and 52,429,281 shares issued and outstanding	60,000	52,000
Additional paid in capital	3,147,000	2,123,000
Accumulated deficit	(5,242,000)	(2,843,000)

Total Stockholders' Deficit	(2,035,000)	(668,000)

Total Liabilities and Stockholders' Deficit	$ 128,000	$ 87,000

The accompanying notes are an integral part of these financial statements.

FLITWAYS TECHNOLOGY INC.

Condensed Consolidated Statements of Operations

for the Three and Nine Months Ended September 31, 2017 and 2016

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	2017	2016	2017	2016

Revenues, net	$ 318,000	$ 85,000	$ 784,000	$ 258,000
Cost of revenues	296,000	91,000	650,000	203,000
Gross profit	22,000	(6,000)	134,000	55,000

Operating expenses
Core technology and development expenses	39,000	18,000	106,000	33,000
Officer compensation	30,000	18,000	90,000	54,000
General and administrative expenses	282,000	30,000	1,160,000	93,000
Total operating expenses	351,000	66,000	1,356,000	180,000

Loss from operations	(329,000)	(72,000)	(1,222,000)	(125,000)

Other income (expense)
Interest expense	(130,000)	(1,000)	(263,000)	(10,000)
Financing expense	(938,000)	-	(938,000)	-
Change in fair value of derivative liability	25,000	-	24,000	-
Total other income (expense)	(1,043,000)	(1,000)	(1,177,000)	(10,000)

Loss before provision for income taxes	(1,372,000)	(73,000)	(2,399,000)	(135,000)

Provision for income taxes	-	-	-	-

Net loss	(1,372,000)	(73,000)	(2,399,000)	(135,000)

Loss per common share - basic and diluted	$ (0.02)	$ (0.00)	$ (0.04)	$ (0.01)

Weighted average number of share outstanding -
basic and diluted	60,016,455	20,000,000	58,553,252	20,000,000

The accompanying notes are an integral part of these condensed financial statements

FLITWAYS TECHNOLOGY INC.

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2017 and 2016

(Unaudited)

	2017	2016

OPERATING ACTIVITIES
Net loss	$ (2,399,000)	$ (135,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense		2,000
Amortization of debt discounts	242,000	-
Change in fair value of derivative liability	(24,000)	-
Shares issued for services	882,000	-
Fair value of derivative liability expensed at inception	823,000	-
Commitment fee	115,000	-
Changes in operating assets and liabilities
Accounts receivable	(21,000)	5,000
Prepaid expenses	(20,000)	-
Accounts payable and accrued liabilities	78,000	99,000
Deferred compensation - officer	21,000	29,000
Net cash used in operating activities	(303,000)	-

INVESTING ACTIVITIES
Other assets	(47,000)	-
Net cash used in investing activities	(47,000)	-

FINANCING ACTIVITIES
(Payment) Proceeds - line of credit - related party	(68,000)	12,000
Proceeds from the issuance of convertible promissory notes, net	371,000	-
Net cash provided by financing activities	303,000	12,000

NET INCREASE (DECREASE) IN CASH	(47,000)	12,000

CASH AT BEGINNING OF PERIOD	76,000	7,000

CASH AT END OF PERIOD	$ 29,000	$ 19,000

The accompanying notes are an integral part of these condensed financial statements

FLITWAYS TECHNOLOGY INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

As of September 30, 2017

Note 1 - Nature of the business and Summary of Significant Account Policies

Flitways Technology Inc. (the “Company”), was incorporated in the State of Nevada on December 11, 2012 and established a fiscal year end of December 31. The Company is involved in the “on demand” transportation business providing businesses and private traveler’s access to book and schedule ground transportation online or by mobile device. The Company gives travelers access to customizable travel rides through a network of ground travel providers. It incorporates ride booking into the travel industry by making travel ride booking available at various travel points of sale to allow travelers to book rides that fit their lifestyle online and on its mobile application.

Financial Statement Presentation:

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Rule 8-03 of Regulation S-X. Pursuant to these rules and regulations, certain information and note disclosures, normally included in financial statements prepared in accordance with GAAP, have been condensed or omitted. GAAP requires management to make estimates and assumptions that affect reported amounts and related disclosures. In the opinion of management, all adjustments (consisting of normal recurring items) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2017 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2017. The balance sheet as of December 31, 2016 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by GAAP for complete financial statements. For further information, refer to the consolidated financial statements and notes thereto contained in the Annual Report on Form 10-K for the year ended December 31, 2016. The notes to the unaudited condensed consolidated financial statements are presented on a continuing basis unless otherwise noted.

Basis of Presentation:

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has experienced recurring losses since its inception. The Company incurred a net loss of approximately $2,399,000 for the nine months ended September 30, 2017, and had an accumulated deficit of approximately $5,242,000 as of September 30, 2017. Since inception, the Company has financed its activities principally through debt financing. Management expects to incur additional losses and cash outflows in the foreseeable future in connection with its operating activities.

The Company’s consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company is subject to a number of risks similar to those of other similar stage companies, including dependence on key individuals, successful development, marketing and branding of products; uncertainty of product development and generation of revenues; dependence on outside sources of financing; risks associated with research, development; dependence on third-party, suppliers and collaborators; protection of intellectual property; and competition with larger, better-capitalized companies. Ultimately, the attainment of profitable operations is dependent on future events, including obtaining adequate financing to fund its operations and generating a level of revenues adequate to support the Company’s cost structure. During the nine months ended September 30, 2017, the Company issued convertible promissory notes, for cash, in the aggregate principal amount of $440,000, with net proceeds of approximately $371,000.

The Company will need to raise debt and equity financing in the future in order to continue its operations; however, there can be no assurance that such financing will be available in sufficient amounts and on acceptable terms, when and if needed, or at all. If results of operations for 2017 do not meet management’s expectations, or additional capital is not available, management believes the Company has the ability to reduce certain expenditures. The precise amount and timing of the funding needs cannot be determined accurately at this time, and will depend on a number of factors, including market demand for the Company’s products and services, the success of product development efforts, the management of working capital, and the continuation of normal payment terms and conditions for purchase of goods and services. The Company is uncertain whether its cash balances and cash flow from operations will be sufficient to fund its operations for the next twelve months. If the Company is unable to substantially increase revenues, reduce expenditures, or otherwise generate cash flows from operations, then the Company will need to raise additional funding to continue as a going concern from investors or through other avenues.

Basis of Consolidation and Reclassifications:

The condensed consolidated financial statements include the accounts of the Company and its controlled and wholly-owned subsidiary. Intercompany transactions, profits, and balances are eliminated in consolidation.

Certain reclassifications have been made to amounts in prior periods to conform to the current period presentation. All reclassifications have been applied consistently to the periods presented. The reclassifications had no impact on net loss or total assets and liabilities.

Fair Value Measurement:

The accounting standards regarding fair value of financial instruments and related fair value measurements define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures.

ASC Topic 820 establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows:

Level 1 - inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 - inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

Level 3 - inputs are unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value.

On a Recurring Basis:

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

Financial assets and liabilities carried at fair value, measured on a recurring basis as follows:

	September 30, 2017
Description	Level 1	Level 2	Level 3	Gains (Losses)
Derivative liability	-	-	882,000	24,000
Total	$ -	$ -	$ 882,000	$ 24,000

Our Level 3 fair value liabilities represent the fair value of warrants and beneficial conversion feature recorded related to the convertible notes issued during the nine months ended September 30, 2017. The change in the balance of the warrant liability during the nine months ended September 30, 2017 was calculated using the Black-Scholes Model, which is classified as gain on change in derivative liability in the consolidated statement of operations. The Black-Scholes Model does take into consideration the Company’s stock price, historical volatility, and risk-free interest rate.

The following table provides a summary of the changes in fair value of the Company’s warrants, which are Level 3 liabilities for the nine months ended September 30, 2017:

Balance at January 1, 2017	$ -
Fair value of warrants and conversion features issued	906,000
Change in value of warrants and conversion features	(24,000)

Balance at September 30, 2017	882,000

Recent Accounting Pronouncements

In August 2017, the FASB issued guidance that eases certain documentation and assessment requirements of hedge effectiveness and modifies the accounting for components excluded from the assessment. Some of the modifications include the ineffectiveness of derivative gain/loss in highly effective cash flow hedge to be recorded in OCI, the change in fair value of derivative to be recorded in the same income statement line as hedged item, and additional disclosures required on the cumulative basis adjustment in fair value hedges and the effect of hedging on financial statement lines for components excluded from the assessment. The amendment also simplifies the application of hedge accounting in certain situations to permit new hedging strategies to be eligible for hedge accounting. The guidance is effective for annual reporting periods and interim periods within those annual reporting periods beginning after December 15, 2018, our fiscal 2020. Early adoption is permitted and the modified retrospective transition method should be applied. We do not expect the adoption of this guidance to have a material impact on our consolidated financial statements.

Various other accounting pronouncements have been recently issued, most of which represented technical corrections to the accounting literature or were applicable to specific industries, and are not expected to have a material effect on our financial position, results of operations, or cash flows.

Note 2 -  Convertible Promissory Notes

As of September 30, 2017, convertible promissory notes payable, net consisted of the following:

Principal	$ 555,000
Debt issuance cost	(69,000)
Discount for warrants issued	(84,000)
Discount for beneficial conversion feature	(150,000)
Amortization of discount	243,000
Notes payable, net	$ 495,000

In March 2017, the Company issued two convertible promissory notes both in the amount of $110,000 for an aggregate principal amount of $220,000 (the “March Notes”). The total proceeds were approximately $197,000, due to approximately $23,000 for debt issuance costs. Also, the Company paid a one-time fee of $10,000 to a consultant related to services provided associated with the March Notes. The March Notes accrue interest at 10% per annum with the principal and accrued interest due and payable in October 2017. The principal amount and all accrued interest are convertible into shares of the Company’s common stock at a rate $0.10 per share, subject to adjustments for events of default. Each holder was issued a warrant to purchase 187,500 shares, for a total of 375,000 shares, of the Company’s common stock with an exercise price of $0.12 per share, subject to adjustments. There is an adjustment to the exercise price if an and when the Company sells or grants an option to purchase any common stock or securities entitling the right to acquire shares of the Company’s common stock at an effective price per share less than the exercise price. Events of default include non-compliance with the Exchange Act. Should the Company be found in default, the interest rate would be adjusted to 24%, and the conversion rate would be adjusted to the lower of $0.10 or 65% of the average of the 2 lowest sale prices and trading prices as defined in the agreements during the 25 consecutive trading days immediately preceding the conversion date or the closing bid price, whichever is lower, or $0.00001 if the Company loses the bid. There is also an adjustment if the stock becomes chilled or in the case of dilutive issuances.

The Company determined that the adjustments to the exercise price of the warrants caused the warrants to be treated as a derivative in accordance with ASC 818-15 Derivatives and Hedging. Since the warrants are a derivative they are accounted for at fair value on the date of issuance. The fair value of $52,000, at issuance, was determined using the Black-Scholes Option Pricing Model. At each reporting period, the change in fair value will be recorded in the statement of operations under other income (expense). The assumptions used in the Black-Scholes Pricing Model were term of the warrants 5 years, volatility rate of 429% - 434%, rate of quarterly dividends 0% and a risk free interest rate of 2.02% - 2.03%

The March Notes embedded conversion price of $0.10 was below market rate on the date of issuance. The discount allocated to the beneficial conversion feature was approximately $123,000.

In May 2017, the Company issued a convertible promissory note in the amount of $110,000 (the “May Note”). The total proceeds were approximately $99,000, due to approximately $11,000 for debt issuance costs. Also, the Company paid a one-time fee of $10,000 to a consultant related to services provided associated with the May Note. The May Note accrues interest at 10% per annum with the principal and accrued interest due and payable in December 2017. The principal amount and all accrued interest are convertible into shares of the Company’s common stock at a rate $0.10 per share, subject to adjustments for events of default. The holder was issued a warrant to purchase 187,500 shares of the Company’s common stock with an exercise price of $0.10 per share, subject to adjustments. There is an adjustment to the exercise price if an and when the Company sells or grants an option to purchase any common stock or securities entitling the right to acquire shares of the Company’s common stock at an effective price per share less than the exercise price. Events of default include non-compliance with the Exchange Act. Should the Company be found in default, the interest rate would be adjusted to 24%, and the conversion rate would be adjusted to the lower of $0.10 or 65% of the average of the 2 lowest sale prices and trading prices as defined in the agreements during the 25 consecutive trading days immediately preceding the conversion date or the closing bid price, whichever is lower, or $0.00001 if the Company loses the bid. There is also an adjustment if the stock becomes chilled or in the case of dilutive issuances.

The Company determined that the adjustments to the exercise price of the warrants caused the warrants to be treated as a derivative in accordance with ASC 818-15 Derivatives and Hedging. Since the warrants are a derivative they are accounted for at fair value on the date of issuance. The fair value $14,000, at issuance, was determined using the Black-Scholes Option Pricing Model. At each reporting period, the change in fair value will be recorded in the statement of operations under other income (expense). The assumptions used in the Black-Scholes Pricing Model were term of the warrants 5 years, volatility rate of 332%, rate of quarterly dividends 0% and a risk free interest rate of 1.79%

The Notes embedded effective conversion price was below market rate on the date of issuance. The discount allocated to the beneficial conversion feature was approximately $9,000.

In July 2017, the Company issued a convertible promissory note in the amount of $110,000 (the “July Note”). The total proceeds were approximately $100,000, due to approximately $10,000 for debt issuance costs. Also, the Company paid a one-time fee of $5,000 to a consultant related to services provided associated with the July Note. The July Note accrues interest at 10% per annum with the principal and accrued interest due and payable in July 2018. The principal amount and all accrued interest are convertible into shares of the Company’s common stock at a rate $0.10 per share, subject to adjustments for events of default. The holder was issued a warrant to purchase 187,500 shares of the Company’s common stock with an exercise price of $0.12 per share, subject to adjustments. There is an adjustment to the exercise price if an and when the Company sells or grants an option to purchase any common stock or securities entitling the right to acquire shares of the Company’s common stock at an effective price per share less than the exercise price. Events of default include non-compliance with the Exchange Act. Should the Company be found in default, the interest rate would be adjusted to 24%, and the conversion rate would be adjusted to the lower of $0.10 or 65% of the average of the 2 lowest sale prices and trading prices as defined in the agreements during the 25 consecutive trading days immediately preceding the conversion date or the closing bid price, whichever is lower, or $0.00001 if the Company loses the bid. There is also an adjustment if the stock becomes chilled or in the case of dilutive issuances.

The Company determined that the adjustments to the exercise price of the warrants caused the warrants to be treated as a derivative in accordance with ASC 818-15 Derivatives and Hedging. Since the warrants are a derivative they are accounted for at fair value on the date of issuance. The fair value $16,000, at issuance, was determined using the Black-Scholes Option Pricing Model. At each reporting period, the change in fair value will be recorded in the statement of operations under other income (expense). The assumptions used in the Black-Scholes Pricing Model were term of the warrants 5 years, volatility rate of 323%, rate of quarterly dividends 0% and a risk free interest rate of 1.87%

The Notes embedded effective conversion price was below market rate on the date of issuance. The discount allocated to the beneficial conversion feature was approximately $18,000.

In accordance with ASC 470 - Debt, the Company has allocated the cash proceeds amount between the March, May and July Notes, debt issuance costs, warrants and beneficial conversion feature. The debt issuance cost totaled approximately $70,000, the fair value of the warrants issued totaled approximately $84,000 and the embedded beneficial conversion totaled approximately $150,000 are being amortized and expensed over the term of the loans. For the nine months ended September 30, 2017, the amortization expense was approximately $243,000.

Also, see Note – 3 Equity Line of Credit for additional convertible promissory notes.

Note 3 – Equity Line of Credit

In August 2017, the Company entered into equity purchase agreements (each a “Purchase Agreement” and collectively, the “Purchase Agreements”) with each of L2 Capital, LLC (“L2 Capital”) and Kodiak Capital Group, LLC (“Kodiak Capital”) (L2 Capital and Kodiak Capital are hereinafter each referred to as a “Purchaser” and collectively as the “Purchasers”). Under the Purchase Agreements, the Company may from time to time, in its discretion, sell shares of its common stock to each Purchaser for aggregate gross proceeds of up to $1,000,000. Unless terminated earlier, each Purchaser’s purchase commitment will automatically terminate on the earlier of the date on which such Purchaser shall have purchased Company shares pursuant to the Purchase Agreement for an aggregate purchase price of $1,000,000, or July 31, 2019. The Company has no obligation to sell any shares under any Purchase Agreement.

As provided in each Purchase Agreement, the Company may require the Purchaser to purchase shares of common stock from time to time by delivering a put notice to such Purchaser specifying the total number of shares to be purchased (such number of shares multiplied by the purchase price described below, the “Investment Amount”); provided there must be a minimum of ten trading days between delivery of each put notice. The Company may determine the Investment Amount provided that such amount may not be lower than $25,000. A Purchaser will have no obligation to purchase shares under the applicable Purchase Agreement to the extent that such purchase would cause such Purchaser to own more than 9.99% of the Company’s common stock (the “Beneficial Ownership Limitation”).

For each share of the Company’s common stock purchased under a Purchase Agreement, the Purchaser will pay a purchase price equal to 80% of the market price, which is defined as the lowest VWAP on the principal trading platform for the Company’s common stock, as reported by Bloomberg Finance L.P., during the five consecutive Trading Days including and immediately prior to the settlement date of the sale, which in most circumstances will be the trading day immediately following the “Put Date,” or the date that a put notice is delivered to the applicable Purchaser (the “Pricing Period”). Each Purchaser’s obligation to purchase shares is subject to customary closing conditions, including without limitation a requirement that a registration statement remain effective registering the resale by such Purchaser of the shares to be issued. A Purchase Agreement is not transferable and any benefits attached thereto may not be assigned.

Each Purchase Agreement contains covenants, representations and warranties of the Company and the Purchaser that are typical for transactions of this type. In addition, the Company and each Purchaser have granted each other customary indemnification rights in connection with the applicable Purchase Agreement. Each Purchase Agreement may be terminated by the Company at any time.

In connection with the Purchase Agreements, the Company also entered into registration rights Agreement with the applicable Purchaser requiring the Company to prepare and file, within 30 days, a registration statement registering the resale by such Purchaser of shares to be issued under the applicable Purchase Agreement, to use commercially reasonable efforts to cause such registration statement to become effective, and to keep such registration statement effective until (i) the date when such Purchaser may sell all the shares under Rule 144 without volume limitations, or (ii) the date such Purchaser no longer owns any of the shares.

As a commitment fee under the Purchase Agreements, the Company issued to each Purchaser a convertible promissory note (each a “L2 Note” and collectively, the “L2 Notes”) dated August 11, 2017 in the principal amount of $57,500 with interest at the rate of 8% per annum payable six months from the issue date, for a total of $115,000. The principal amount and accrued interest under each L2 Note are convertible at the option of the holder into shares of the Company’s common stock at a variable conversion Price of 70% of the lowest trading price during the thirty trading day period prior to the conversion date. Conversion of the L2 Notes is subject to the Beneficial Ownership Limitation. The L2 Notes have been treated for accounting purposes as a commitment fee. The commitment fee was expensed on the issuance of the convertible promissory notes.

As an additional commitment fee, the Company issued to each Purchaser a common stock purchase Warrant (each a “L2 Warrant” and collectively, the “L2 Warrants”) to purchase up to 5,000,000 shares of the Company’s common stock, for a total of 10,000,000 shares, at an initial exercise price of $0.10 per share. The exercise price and number of warrant shares are subject to adjustments provided for in the L2 Warrant including full ratchet price protection for equity issuances. Exercise of the L2 Warrants is subject to the Beneficial Ownership Limitation.

The Company determined that the adjustments to the exercise price of the warrants caused the warrants to be treated as a derivative in accordance with ASC 818-15 Derivatives and Hedging. Since the warrants are a derivative they are accounted for at fair value on the date of issuance. The fair value was determined using the Black-Scholes Option Pricing Model. At each reporting period, the change in fair value will be recorded in the statement of operations under other income (expense). The assumptions used in the Black-Scholes Pricing Model were term of the warrants 5 years, volatility rate of 309%, rate of quarterly dividends 0% and a risk free interest rate of 1.47%

In September 2017, the Company canceled the Purchase Agreement with Kodiak Capital. Concurrently, with the cancelation, L2 Capital assumed the total commitment under the Purchase Agreement. As such, L2 Capital was issued the additional L2 Note and L2 Warrants, which in effect is a transfer of notes and warrants from Kodiak to L2.

Note 4 – Commitments and Contingencies

Independent Contractor Drivers

As part of the Company’s services, the Company contracts with people including drivers to supply the services to the Company’s customers. The Company has evaluated the agreements and the Company has determined that these people are independent contractors and not employees.

Director Agreement

In September 2017, the Company accepted the resignation of its only independent board member. As of September 30, 2017, The Company has accrued and expensed all amounts due and payable under the board members contract.

Lease Agreement

In September 2017, effective October 1, 2017, the Company entered into an agreement to lease office space for its corporate headquarters in Culver City California. The lease is for a term of five years and five months.

Future minimum lease payments under the non-cancelable operating lease for the remaining three months of December 2017 and the years ending December 31, are as follows:

Amount
2017	$ 60,000
2018	242,000
2019	250,000
2020	259,000
2021	268,000
thereafter	326,000
Total minimum future lease payments	$ 1,405,000

Note 5 – Stockholder’s Deficit

In August 2017, the Company amended its articles of incorporation to authorize two classes of stock, designated as common stock and preferred stock. The number of shares of common stock authorized was 500,000,000 with a par value of $0.001 per share. The number of shares of preferred stock authorized was 10,000,000 with a par value of $0.001 per share. As of September 30, 2017, no shares of preferred stock have been issued.

In 2016, the Company entered into agreements for consulting services from September 2016 through February 2017, under which the Company agreed to issue 6,000,000 shares of common stock. The Company recognized $360,000 of expense related to these services in 2016. For the nine months ended September 30, 2017, the Company recognized an additional expense of $360,000 related to these services, and issued 6,000,000 shares of common stock.

In May 2017, the Company entered into an agreement for consulting and marketing services. As part of the agreement, the consultant will be compensated with the issuance of 1,750,000 shares of the Company’s common stock (“Award Shares”). The Award Shares vest on the following dates: 700,000 on May 22, 2017, 210,000 shares on each of the following dates, August 4, 2017, September 1, 2017, September 9, 2017 and October 27, 2017, provided the consultant continues to provide services on such dates. Any of the Award Shares which become vested shall be issued and delivered to the consultant on the dates specified above. The Company will account for the Award Shares using the graded vesting method with the total value of the Award Shares calculated on the date the Award Shares are issued to the consultant. For accounting purposes, the Award Shares will be revalued at each reporting date with the final Award Shares value being the date the Award Shares are delivered to the consultant. The Company recorded an expense of $85,000 for the issuance of the 1,120,000 shares. Also, the Company recorded an expense and accrued liability of approximately $27,000 during the quarter ended September 30, 2017 for the fair value of the unissued shares.

Also in May 2017, the Company entered into an agreement for financing consulting services for a period of six months. As part of the consultant was to receive 1,200,000 shares of the Company’s common stock with 600,000 shares issued upon the execution of the agreement and the remaining 600,000 shares issued 90 days from the execution of the agreement.  The Company issued the first tranche of shares, but the contract was canceled prior to the issuance of the second tranche. For the nine month ended September 30, 2017, the Company recorded an expense of approximately $48,000 for the fair value of the shares issued. The fair value was determined based on the fair market value of the Company’s common stock on the date of issuance.

Note 6 – Capital Stock

During the three months ended September 30, 2017, the Company issued 420,000 shares of common stock for consulting services rendered.

Note 7 – Subsequent Events

Certificate of Designation of Series A Preferred Stock

On October 26, 2017, the Board of Directors, with the approval of a majority vote of its shareholders approved the filing of a Certificate of Designation establishing the designations, preferences, limitations and relative rights of the Company’s Series A Preferred Stock (the “Designation” and the “Series A Preferred Stock”).  The Board of Directors authorized the issuance of 1,000,000 shares of Series A Preferred Stock, which the Board agreed to issue to the Preferred Shareholders or its assigns, upon the Company filing the Certificate of Designation with the Nevada Secretary of State. The terms of the Certificate of Designation of the Series A Preferred Stock, which was filed and approved by the State of Nevada on October 26, 2017, include the right to vote in aggregate, on all shareholder matters equal to 1,000 votes per share of Series A Preferred Stock and each Series A Preferred Stock share are not convertible into shares of our common stock.

Management has reviewed and evaluated subsequent events and transactions occurring after the balance sheet date through the filing of this form S-1 and determined that no other subsequent events occurred, except for the following:

In December 2017, The Company entered into an employment agreement with the Company’s chief executive officer (“CEO”). The initial term is for three years beginning on January 1, 2018 and expiring on December 31, 2020, with a provision for an extension of one year. In the event the Company does not extend for the additional one year, the Company is required to make a severance payout in the amount of one year of the CFO then annual salary. The CFO’ salary will be $150,000, $250,000 and $250,000 for the years ended December 31, 2018, 2019 and 2020. Also, the Company granted stock options in the amount of 31,000,000 shares at an exercise price of $0.0215. The options vest over three years with 7,000,000 vesting on December 31, 2017 with the remaining 24,000,000 vesting quarterly through December 31, 2020. Also, the CEO is entitled to an incentive bonus for each of the year ending December 31, 2018, 2019 and 2020. The maximum bonus is 100% of the CEO annual gross income.

In December 2017, the Company issued a convertible promissory note in the amount of $88,000 (“December Note”) The December Note accrues interest at 8% per annum with the principal and accrued interest due and payable in September 2018. The principal amount and all accrued interest are convertible into shares of the Company’s common stock at a rate of 63% of average of the lowest three trading prices for the Company’s common stock during the 10-day trading days prior to the date of conversion. The December Note is convertible during the period from June 20, 2018 to September 30, 2018. The December Note provides for a prepayment penalty for the Company. If the Company repays principal amount and all accrued interest with in the first 180 days from the December 22, 2017, a penalty ranging from 112% to 137%. The penalty increases by 5% each 30 days the December Note is outstanding.

The Company converted approximately $55,000 of principal and accrued interest of its convertible promissory notes by the issuance of 4,900,000 shares of the Company’s common stock.

FLITWAYS TECHNOLOGY INC.
Consolidated Balance Sheets
As of December 31, 2016 and 2015

	2016	2015

ASSETS
Current Assets
Cash and cash equivalents	$76,000	$7,000
Accounts receivable, net	11,000	7,000
Total current assets	87,000	14,000

Computers and software, net	-	2,000

Total Assets	$87,000	$16,000

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable and accrued liabilities	$495,000	$49,000
Deferred compensation - Officer	174,000	144,000
Line of credit – related party	86,000	-
Total current liabilities	755,000	193,000
Long-term Liabilities
Line of credit - related party	-	52,000
Total liabilities	755,000	245,000

Stockholders' Deficit
Common stock 52,429,281 and 20,000,000 shares issued and outstanding	52,000	20,000
Additional paid in capital	2,123,000	5,000
Accumulated deficit	(2,843,000)	(254,000)

Total Stockholders' Deficit	(668,000)	(229,000)

Total Liabilities and Stockholders' Deficit	$87,000	$16,000

The accompanying notes are an integral part of these financial statements.

FLITWAYS TECHNOLOGY INC.
Consolidated Statements of Operations
For the Years Ended December 31, 2016 and 2015

	2016	2015

Sales, net	$434,000	$337,000
Cost of sales	(364,000)	(271,000)
Gross profit	70,000	66,000

Operating expenses
Core technology and development expense	59,000	24,000
Officer compensation	79,000	72,000
General and administrative	2,515,000	86,000
Total operating expenses	2,653,000	182,000
Operating loss	(2,583,000)	(116,000)

Other Income (Expenses)
Interest expense	(6,000)	(4,000)

Net loss before income taxes	(2,589,000)	(120,000)

Provision for income taxes	-	-

Net loss	$(2,589,000)	$(120,000)

Loss per common share - Basic and Diluted	$(0.10)	$(0.01)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	26,756,107	20,000,000

The accompanying notes are an integral part of these financial statements.

FLITWAYS TECHNOLOGY INC.
Consolidated Statement of Stockholders’ Deficit
For the Years Ended December 31, 2016 and 2015

			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit

Balance January 1, 2014	20,000,000	$20,000	$5,000	$(134,000)	$(109,000)
Net loss	-	-	-	(120,000)	(120,000)

Balance December 31, 2015	20,000,000	20,000	5,000	(254,000)	(229,000)

Issuance of shares for merger transaction	30,000,000	30,000	(30,000	-	-
Issuance of shares for cash	1,179,281	1,000	304,000	-	305,000
Issuance of shares for services rendered	1,250,000	1,000	1,844,000	-	1,845,000
Net loss	-	-	-	(2,589,000)	(2,589,000)

Balance December 31, 2016	52,429,281	$52,000	$2,123,000	$(2,843,000)	$(668,000)

The accompanying notes are an integral part of these financial statements.

FLITWAYS TECHNOLOGY INC.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2016 and 2015

	2016	2015

Cash Flows from Operating Activities
Net loss	$(2,589,000)	$(120,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Fair value of shares issued for services	1,845,000	-
Depreciation	2,000	4,000
Changes in operating assets and liabilities
Accounts receivable	(4,000	(5,000)
Accounts payable and accrued expenses	446,000	37,000
Deferred compensation - officer	30,000	72,000
Net cash used in operating activities	(270,000)	(12,000)

Cash Flows from Financing
Proceeds from the sale of stock	305,000	-
Advances line of credit - related party	34,000	5,000
Net cash provided by financing activities	339,000	5,000

Net Increase (Decrease) in Cash	69,000	(7,000)

Cash – Beginning of Year	7,000	14,000

Cash – End of Year	$76,000	$7,000

Supplemental Cash flow Information
Cash paid of income taxes	-	-
Cash paid for interest	-	-

The accompanying notes are an integral part of these financial statements.

F-18

FLITWAYS TECHNOLOGY INC.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2016 and 2015

Note 1 - Nature of the Business and Summary of Significant Accounting Policies

Company

Flitways Technology Inc., formerly known as Cataca Resources, Inc. (the “Company”), was incorporated in the State of Nevada as a for-profit company on December 11, 2012 and established a fiscal year end of December 31. The Company was initially engaged in the acquisition, exploration and development of natural resource properties. On September 7, 2016, the Company abandoned its mineral claim and entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Flitways Technology Inc. (“Flitways”). The Company refocused its efforts and is now involved in the “on demand” transportation business providing businesses and private traveler’s access to book and schedule ground transportation online or by mobile device. The Company gives travelers access to customizable travel rides through a network of ground travel providers. It incorporates ride booking into the travel industry by making travel ride booking available at various travel points of sale to allow travelers to book rides that fit their lifestyle online and on its mobile application. Effective November 9, 2016, the Company changed its name from Cataca Resources, Inc. to Flitways Technology Inc.

Merger Transaction

            On October 14, 2016 (“Closing Date”), Flitways completed a reverse recapitalization of Cataca Resources, Inc. (“Cataca”), a Nevada corporation. At the time of the reverse recapitalization, Cataca was considered a shell corporation with no revenues or significant assets. In connection with the merger transaction, Cataca issued 20,000,000 shares of its common stock in exchange for 100%, or 10,000,000 shares, of the issued and outstanding shares of Flitways. This share exchange resulted in the shareholders of Flitways obtaining a majority voting interest in Cataca.

            For financial reporting purposes, Flitways has been treated as the “acquirer” in the reverse recapitalization completed on the Closing Date. Accordingly, the assets and liabilities of Flitways are reported at their historical cost and the assets and liabilities of Cataca were recorded at their historical cost basis. The consolidated financial statements reported herein have been retroactively restated for all periods presented to report the historical financial position, results of operations and cash flows of Flitways. The 30,000,000 shares of common stock retained by the Cataca shareholders were reported as issued on the Closing Date.

Basis of Presentation

            The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has experienced recurring losses since its inception. The Company incurred a net loss of approximately $2,589,000 for the year ended December 31, 2016, and had an accumulated deficit of approximately $2,843,000 as of December 31, 2016. Since inception, the Company has financed its activities principally through loans from its majority shareholder and equity financing. Management expects to incur additional losses and cash outflows in the foreseeable future in connection with development of its operating activities.

            These conditions raise substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that could result from the outcome of this uncertainty. The consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

            The Company is subject to a number of risks similar to those of other similar stage companies, including dependence on key individuals, successful development, marketing and branding of products; uncertainty of technology development and generation of revenues; dependence on outside sources of financing; risks associated with research, development; dependence on third-party contractors for ride services; protection of intellectual property; and competition with larger, better-capitalized companies. Ultimately, the attainment of profitable operations is dependent on future events, including obtaining adequate financing to fulfil its development activities and generating a level of revenues adequate to support the Company’s cost structure. To support the Company’s financial performance, the Company’s majority shareholder has executed a line of credit to provide funding to the Company of not more than $200,000.

            There can be no assurance however that such financing will be available in sufficient amounts, when and if needed, on acceptable terms or at all. If results of operations for 2017 do not meet management’s expectations, or additional capital is not available, management believes it has the ability to reduce certain expenditures. The precise amount and timing of the funding needs cannot be determined accurately at this time, and will depend on a number of factors, including the market demand for the Company’s services, the quality of technology development efforts, management of working capital, and continuation of normal payment terms and conditions for purchase of services. The Company is uncertain whether its cash balances and cash flow from operations will be sufficient to fund its operations for the next twelve months. If the Company is unable to substantially increase revenues, reduce expenditures, or otherwise generate cash flows for operations, then the Company will need to raise additional funding to continue as a going concern through its major shareholder(s), or through other avenues.

Reclassification

         Certain amounts presented in the December 31, 2015 consolidated balance sheet, consolidated statement of operations and consolidated cash flows have been reclassified to correspond to the presentation in the 2016 financial statements.

Financial Statement Presentation

            The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect reported amounts and related disclosures.

Use of Estimates

             The preparation of the accompanying financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

            The Company considers all unrestricted cash, short-term deposits, and other investments with original maturities of no more than ninety days when acquired to be cash and cash equivalents for the purposes of the statement of cash flows. As of December 31, 2016 and 2015, the Company did not have any cash equivalents.

Concentration of Credit Risk

            Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and accounts receivable. The Company maintains cash balances at financial institutions within the United States, which are insured by the Federal Deposit Insurance Corporation (FDIC) up to limits of approximately $250,000. The Company has not experienced any losses with regard to its bank accounts and believes it is not exposed to any risk of loss on its cash bank accounts.

Accounts Receivable

            Accounts receivable are comprised of credit card settlements and receivables from travel partners and are stated at cost less an allowance for estimated uncollectible accounts. The allowance is calculated based upon the level of past due accounts and the relationship with and financial status of the Company’s customers. Account balances are written off against the allowance when it is determined that it is probable that the receivable will not be recovered. As of December 31, 2016 and 2015, no allowance for bad debt was considered necessary.

Property and Equipment

            Property and equipment are carried at cost less accumulated depreciation and amortization, and includes expenditures that substantially increase the useful lives of existing property and equipment. Maintenance, repairs, and minor renovations are expensed as incurred. Upon sale or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in the results of operations. The Company provides for depreciation of property and equipment using the straight-line method over the estimated useful lives or the term of the lease, as appropriate. Software and Computer Equipment are depreciated over a period of three years.

Commitments and Contingencies

            In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, environment liability and tax matters. An accrual for a loss contingency is recognized when it is probable that an asset had been impaired or a liability had been incurred and the amount of loss can be reasonably estimated.

Fair Value Measurements

            The accounting standards regarding fair value of financial instruments and related fair value measurements define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures.

         ASC Topic 820 establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows:

            Level 1 - inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

            Level 2 - inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

            Level 3 - inputs are unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value.

            On a Recurring Basis

            A financial asset or liability’s classification within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

            As of December 31, 2016 and 2015, the Company had no financial assets and liabilities carried at fair value.

            Due to their short-term nature, the carrying values of cash and equivalents, accounts receivable, accounts payable, and accrued expenses, approximate fair value. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of the notes payable approximates fair value.

Accounting for Stock-Based Compensation

            Share-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized as expense over the employee’s service period. The Company recognizes compensation expense on a straight-line basis over the requisite service period of the award.

            Equity instruments issued to nonemployees are recorded at their fair value on the measurement date and are subject to periodic adjustment as the underlying equity instruments vest.

            We determined that the Black-Scholes Option Pricing Model is the most appropriate method for determining the estimated fair value for stock options or warrants. The Black-Scholes Model requires the use of highly subjective and complex assumptions that determine the fair value of share-based awards, including the equity instrument’s expected term and the price volatility of the underlying stock.

Segment Information

            Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is its senior management team. The Company has one operating segment that is dedicated to the “on demand” transportation business providing businesses and private traveler’s access to book and schedule ground transportation online or by mobile device.

Revenue Recognition

            Revenues are generally recognized when an agreement exists and price is determinable, the service has been rendered, net of discounts, returns and allowance and collectability is reasonably assured. These conditions are typically met when the trip has been completed. The Company utilizes third parties as transportation providers for customers. The Company, acting as principal as the Company is the primary obligor in the arrangement with its customers, has latitude in establishing pricing, the Company customizes the services required to the particular customer needs, has discretion in selection of transportation providers, and assumes all credit risk in its transactions.

Cost of Sales

           Cost of sales includes cost of the various transportation providers and merchant fees related to each transaction.

Income Taxes

            The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of the Company’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. A valuation allowance is recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

            We must assess the likelihood that the Company’s deferred tax assets will be recovered from future taxable income, and to the extent the Company believes that recovery is not likely, we establish a valuation allowance. Management judgment is required in determining our provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against the net deferred tax assets. We recorded a full valuation allowance as of December 31, 2016 and 2015. Based on the available evidence, the Company believes it is more likely than not that it will not be able to utilize its deferred tax assets in the future. We intend to maintain valuation allowances until sufficient evidence exists to support the reversal of such valuation allowances. We make estimates and judgments about its future taxable income that are based on assumptions that are consistent with our plans. Should the actual amounts differ from our estimates, the carrying value of our deferred tax assets could be materially impacted.

            We recognize in the financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of operating expense. We do not believe there are any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within twelve months of the reporting date. There were no penalties or interest liabilities accrued as of fiscal year end December 31, 2016 or 2015, nor were any penalties or interest costs included in expense for the years ended December 31, 2016 and 2015.

            The years under which we conducted our evaluation coincided with the tax years currently still subject to examination by major federal and state tax jurisdictions, those being 2014 through 2016 for federal purposes and 2014 through 2016 for state purposes.

Advertising Costs

            The Company expenses advertising costs when incurred. Advertising costs incurred amounted to $9,000 and $11,000 for the years ended December 31, 2016 and 2015, respectively.

Comprehensive Income (Loss)

            Comprehensive income (loss) represents the change in shareholders’ equity (deficit) of an enterprise, other than those resulting from shareholder transactions. Accordingly, comprehensive income (loss) may include certain changes in shareholders’ equity (deficit) that are excluded from net income (loss). For the years ended December 31, 2016 and 2015, the Company’s comprehensive loss is the same as its net loss.

Basic and Diluted Net Loss per Common Share

            Basic net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

Significant Recent Accounting Pronouncements

            In January 2017, the FASB issued Accounting Standards Update No. 2017-01, Clarifying the Definition of a Business (“ASU 2017-01”). The standard clarifies the definition of a business by adding guidance to assist entities in evaluating whether transactions should be accounted for as acquisitions of assets or businesses. ASU 2017-01 is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Under ASU 2017-01, to be considered a business, the assets in the transaction need to include an input and a substantive process that together significantly contribute to the ability to create outputs. Prior to the adoption of the new guidance, an acquisition or disposition would be considered a business if there were inputs, as well as processes that when applied to those inputs had the ability to create outputs. Early adoption is permitted for certain transactions. Adoption of ASU 2017-01 may have a material impact on the Company’s consolidated financial statements if it enters into future business combinations.

            In January 2017, the FASB issued Accounting Standards Update No. 2017-04, Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 simplifies the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. ASU 2017-04 is effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019, and should be applied on a prospective basis. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

            In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force). This ASU requires changes in the presentation of certain items in the statement of cash flows including but not limited to debt prepayment or debt extinguishment costs; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies and distributions received from equity method investees. This guidance will be effective for annual periods and interim periods within those annual periods beginning after December 15, 2017, will require adoption on a retrospective basis and will be effective for the Company on January 1, 2018. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

            In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments within this ASU replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Entities may early adopt the amendments within this ASU but not prior to the fiscal years beginning after December 15, 2018, including the interim periods within those fiscal years. An entity will apply the amendments in this Update through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified-retrospective approach). However, a prospective transition approach is required for debt securities for which an other-than-temporary impairment had been recognized before the effective date. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

            In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This ASU is designed to address simplification of several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption of this ASU is permitted and would be applied on a retrospective basis back to the beginning of fiscal year that included any such interim period in which early adoption was elected. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

            In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) which requires companies leasing assets to recognize on their balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term on contracts longer than one year. The lessee is permitted to make an accounting policy election to not recognize lease assets and lease liabilities for short-term leases. How leases are recorded on the balance sheet represents a significant change from previous GAAP guidance in Topic 840. ASU 2016-02 maintains a distinction between finance leases and operating leases similar to the distinction under previous lease guidance for capital leases and operating leases. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position. ASU 2016-02 is effective for fiscal periods beginning after December 15, 2018, and early adoption is permitted. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

            In January 2016, the FASB issued ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this Update address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

            In July 2015, the FASB issued ASU 2015-11, Simplifying the Measurement of Inventory. ASU 2015-11 simplifies the subsequent measurement of inventory by replacing today’s lower of cost or market test with a lower of cost and net realizable value test. The guidance applies only to inventories for which cost is determined by methods other than last-in first-out (LIFO) and the retail inventory method (RIM). Entities that use LIFO or RIM will continue to use existing impairment models (e.g., entities using LIFO would apply the lower of cost or market test). The guidance is effective for public business entities for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

            In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, issued as a new Topic, ASC Topic 606. The new revenue recognition standard supersedes all existing revenue recognition guidance. Under this ASU, an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2015-14, issued in August 2015, deferred the effective date of ASU 2014-09 to the first quarter of 2018, with early adoption permitted in the first quarter of 2017. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated results of operations, cash flows and financial position.

            In March, April, May, and December 2016, the FASB issued the following updates, respectively, to provide supplemental adoption guidance and clarification to ASU 2014-09. These standards must be adopted concurrently upon the adoption of ASU 2014-09. We are currently evaluating the potential effects of adopting the provisions of these updates.

•	ASU No. 2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net)

•	ASU No. 2016-10, Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing;

•	ASU No. 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients; and

•	ASU No. 2016-19, Technical Corrections and Improvements

Note 2 –Computers and Software

            Computers and software consisted of the following as of December 31,

	2016	2015
Software	$10,000	$10,000
Equipment	1,000	1,000
	11,000	11,000
Accumulated depreciation	(11,000)	(9,000)
Property and equipment, net	$-	$2,000

Depreciation expense for the years ended, December 31, 2016 and 2015 was $2,000 and $4,000.

Note 3 - Accounts Payable and Accrued Liabilities

               Accounts payable and accrued liabilities consisted of the following as of December 31,

	2016	2015
Accounts payable	$96,000	$43,000
Accrued expense	27,000	-
Interest payable - related party	12,000	6,000
Accrued compensation	360,000	-
Total accounts payable and accrued liabilities	$495,000	$49,000

Note 4 – Line of credit – Related Party

            On December 31, 2013, the Company entered into an unsecured line of credit agreement with a credit limit of up to $200,000 with an officer and a stockholder, bearing interest at a fixed rate of 7.5% per annum. Net advances and any accrued and unpaid interest are due no later than December 2017. The outstanding balance on the line of credit at December 31, 2016 and 2015 was $86,000 and $52,000, respectively, and accrued and unpaid interest was $12,000 and $6,000 as of December 31, 2016 and 2015, respectively.

Note 5 – Stockholders Equity

            The Company is authorized to issue 75 million shares of common stock, $0.001 par value per share. Common stock holders are entitled to one vote per share. The Company has no other class of shares authorized.

            The capital structure has been adjusted retrospectively to account for the recapitalization resulting from the merger transaction.

            In 2016, the Company entered into agreements for consulting services from September 2016 through February 2017, under which the Company was to issue 6,000,000 shares of common stock. The Company recognized $360,000 of expense related to these services in 2016. The 6,000,000 shares were subsequently issued in February 2017.

            Share-based payments to nonemployees for services provided to the Company totaled $1,490,000 and $0 for the years ended December 31, 2016 and 2015, respectively. Share based payments to employees totaled $355,000 and $0 for the years ended December 31, 2016 and 2015, respectively.

Note 6 - Commitments and Contingencies

Operating Lease

            The Company rents office space from an unrelated party on a month-to-month basis. For the years ended December 31, 2016 and 2015, rent expense amounted to $19,000 and $12,000, respectively.

Litigation

            During the ordinary course of business, the Company is subject to various claims and litigation. Management believes that the outcome of such claims or litigation will not have a material adverse effect on the Company’s financial position, results of operations or cash flow.

Note 7 - Income Tax

            The Company had no deferred tax provision for the years ended December 31, 2016 and 2015 due to a full valuation allowance on its net deferred tax assets. At December 31, 2016 and 2015, the Company had cumulative federal and state net operating loss carry forwards of approximately $2,500,000 and $120,000, respectively, which begin to expire in 2034.

            The Company recognizes deferred tax assets to the extent that it believes these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income and tax planning.

            Components of net deferred taxes, including a full valuation allowance, consisted of the follows at December 31,

	2016	2015

Deferred tax assets:
Net operating loss carryforward	$1,028,000	$47,000
Stock based compensation	154,000	-
State tax - deferred	(81,000)	-
Total deferred tax assets	1,101,000	47,000

Less: Valuation allowance	(1,101,000)	(47,000)

Net deferred tax assets	$-	$-

            The Company reorganized from a sole proprietorship to a corporation in October 2014. Accordingly, net operating losses that were incurred prior to the reorganization were not carried over to the corporation. The valuation allowance for deferred tax assets as of December 31, 2016 and 2015 was $1,101,000 and $47,000, respectively. The net operating losses will begin to expire in 2034. Management believes it is more likely than not that the deferred tax assets as of December 31, 2016 will not be realized based on the management’s assessment that the deductions ultimately recognized for tax purposes will be fully utilized. Therefore, full valuation allowances were set up for these deferred tax assets as of December 31, 2016 and 2015.

            For the years ended December 31, 2016 and 2015, the Company’s effective tax rate differs from the federal statutory rate due to state income taxes, nondeductible expenses, and the full valuation allowance.

Note 8 -  Subsequent Events

            In accordance with ASC 855, “Subsequent Events”, the Company has evaluated all subsequent events through April 15, 2017, the date the financial statements were available to be issued. The following events occurred after December 31, 2016

            Issued 6,000,000 shares of the Company’s common stock to settle deferred compensation expense of approximately $360,000 outstanding as of December 31, 2016.

            In March 2017, the Company entered issued two convertible promissory notes both in the amount of $110,000 for an aggregate principal amount of $220,000 (the “Notes”). The Notes accrue interest at 10% per annum with the principal and accrued interest due and payable in October 2017. The principal amount and all accrued interest are convertible into shares of the Company’s common stock at a rate $0.10 per share, subject to adjustments for events of default. Each holder was issued a warrant to purchase 187,500, for a total of 375,000, of the Company’s common stock with a strike price of $0.12 per share, subject to adjustments. Events of default include non-compliance with the Exchange Act. Should the Company be found in default, the conversion rate would be adjusted to 24%, and the conversion rate would be adjusted to the lower of $0.10 or 65% of the average of the 2 lowest sale prices and trading prices as defined in the agreements during the 25 consecutive trading days immediately preceding the conversion date or the closing bid price, whichever is lower, or $0.00001 if the company loses the bid. There is also an adjustment if the stock becomes chilled, or in the case of dilutive issuances.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of FlitWays Technology Inc.

We have audited the accompanying consolidated balance sheet of FlitWays Technology, Inc. (the “Company”) as of December 31, 2016, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FlitWays Technology Inc. as of December 31, 2016, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has continued to incur significant operating losses and negative cash flows from operations during the year ended December 31, 2016 and continues to have negative working capital at December 31, 2016. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ Rose, Snyder & Jacobs LLP

Encino, California

April 17, 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders of

FlitWays Technology Inc.

Los Angeles, California

We have audited the accompanying balance sheet of FlitWays Technology Inc. as of December 31, 2015, and the related statements of operations, stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

Accordingly, we do not express an opinion thereon. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FlitWays Technology Inc. as of December 31, 2015, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has recurring losses from operations since inception and has limited working capital. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ SQUAR MILNER LLP

Newport Beach, California

October 14, 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses of the Registrant in connection with the offering described in the registration statement.  All of the amounts shown are estimated except for the Securities and Exchange Commission (the “SEC”) registration fee.

SEC registration fee	$249
Legal fees and expenses	$12,000
Accounting fees and expenses	$25,000
Miscellaneous	$4,000

TOTAL	$41,249

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify a present or former director, officer, employee or agent of the corporation, or of another entity or enterprise for which such person is or was serving in such capacity at the request of the corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of such person’s service in such capacity if such person (1) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, which sets forth standards for the conduct of directors and officers, or (2) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, however, no indemnification may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the Nevada Revised Statutes permits any discretionary indemnification under Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the Nevada Revised Statutes, to be made by a corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Such determination must be made (1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Our Bylaws require us to indemnify our directors and officers in a manner that is consistent with the provisions of Nevada law described in the preceding two paragraphs.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling this company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On August 11, 2017, pursuant to the terms of its Purchase Agreement with L2, the Company issued a Convertible Promissory Note (the “L2 August Note”) to L2 in the principal amount of $115,000 for L2 entering into the Purchase Agreement.  Interest accrues on the outstanding principal amount of the L2 August Note at the rate of 8% per year. The L2 August Note is due and payable on February 11, 2018.  The L2 August Note is convertible into common stock, subject to Rule 144, at any time after an Event of Default, as defined therein, at a price equal to 70% multiplied by the lowest one-day trading price for the Company’s common stock during the thirty trading day period ending on the last complete trading day prior to the date of conversion. If the shares are not delivered to L2 within two business days of the Company’s receipt of the conversion notice, the Company will pay L2 a penalty of a penalty of $3,000 per day for each day that the Company fails to deliver such common stock (unless such failure results from war, acts of terrorism, an epidemic, or natural disaster). Subject to term 1.1 of the L2 August Note, L2 does not have the right to convert the L2 August Note, to the extent that it would beneficially own in excess of 9.99% of the Company’s outstanding common stock. We issued the L2 August Note in reliance upon the exemptions from registration afforded by Section 4(a)(2) and/or Rule 506 promulgated under the Securities Act of 1933, as amended.

On August 11, 2017, also pursuant to the terms of its Purchase Agreement with L2, the Company issued L2 a warrant to purchase up to 10,000,000 shares of the Company’s common stock (the “L2 Warrant”) for L2 entering into the Purchase Agreement. We issued the warrant to purchase shares of common stock, as described above, in reliance upon the exemptions from registration afforded by Section 4(a)(2) and/or Rule 506 promulgated under the Securities Act of 1933, as amended.

On July 14, 2017, the Company entered into a Securities Purchase Agreement (“SPA”) with EMA Financial, LLC (“EMA). Upon the terms and subject to the conditions of the SPA, the Company issued a convertible promissory note in the principal amount of $110,000.00 (the “July Note”) to EMA.  The Company received proceeds of $99,250.00 in cash from EMA. Interest accrues on the outstanding principal amount of the July Note at the rate of 10% per year. The July Note is due and payable on July 14, 2018 subject to the right of the holder to extend the maturity date for up to one year.  The July Note is convertible into common stock, subject to Rule 144, at any time after the issue date at $.10 per share subject to adjustment as provided in the July Note. If the shares are not delivered to EMA within three business days of the Company’s receipt of the conversion notice, the Company will pay EMA a penalty of $1,000 per day for each day that the Company fails to deliver such common stock through willful acts designed to hinder the delivery of common stock to EMA. Subject to the term of 1.1 of the July Note, EMA does not have the right to convert the July Note, to the extent that it would beneficially own in excess of 4.9% of the Company’s outstanding common stock. During the 180 day period from the issuance of the July Note, EMA has the right to require the Company to redeem the outstanding balance on the July Note for (i) 135% of all unpaid principal and interest if the redemption date is within 90 days of the issue date and (ii) 155% of all unpaid principal and interest if the redemption date is on or after the 91st day following the issue date. Except as set forth in the July Note, the failure to redeem will not be deemed to be an Event of Default under the July Note but will result in an adjustment to the conversion price. We issued the July Note in reliance upon the exemptions from registration afforded by Section 4(a)(2) and/or Rule 506 promulgated under the Securities Act of 1933, as amended.

In connection with the issuance of the July Note, the Company issued a five-year warrant (the “July Warrant”) to purchase 187,500 shares of the Company’s Common Stock.  We issued the warrant to purchase shares of common stock, as described above, in reliance upon the exemptions from registration afforded by Section 4(a)(2) and/or Rule 506 promulgated under the Securities Act of 1933, as amended.

During the three months ended June 30, 2017, the Company issued 1,300,000 shares of common stock for consulting services rendered. We issued the shares of common stock described above in reliance upon the exemptions from registration afforded by Section 4(a)(2) and/or Rule 506 promulgated under the Securities Act of 1933, as amended.

During the three months ended March 31, 2017, the Company issued 6,100,000 shares of common stock for consulting services rendered. We issued the shares of common stock described above in reliance upon the exemptions from registration afforded by Section 4(a)(2) and/or Rule 506 promulgated under the Securities Act of 1933, as amended.

During the fiscal year ended December 31, 2016, the Company issued 20,000,000 restricted shares of its common stock for its acquisition of Flitways, 1,250,000 shares for consulting services rendered, and 1,179,281 shares for $305,000 cash. We issued the shares of common stock described above in reliance upon the exemptions from registration afforded by Section 4(a)(2) and/or Rule 506 promulgated under the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this Registration Statement on Form S-1.

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that, (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, CA, on February 13, 2018.

FLITWAYS TECHNOLOGY INC.
By: /s/ Tobi Mac Aro Tobi Mac Aro President, Chief Executive Officer and Director

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger between FlitWays Technology Inc. and Cataca Resources, Inc., dated October 6, 2016.
3.1	Articles of Incorporation
3.2	Bylaws
3.3	Certificate of Designation of Series A Preferred Stock (incorporated by reference to Exhibit 3.01 to the Company’s Current Report on Form 8-K filed November 14, 2017)
4.1	Common Stock Purchase Warrant dated August 11, 2017, issued to L2 Capital, LLC (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed August 28, 2017)
4.2	Convertible Promissory Note dated August 11, 2017, issued to L2 Capital, LLC (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed August 28, 2017)
4.4	Convertible Promissory Note dated July 14, 2017, issued to EMA Financial, LLC (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed August 2, 2017)
4.5	Common Stock Purchase Warrant dated July 14, 2017, issued to EMA Financial, LLC (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed August 2, 2017)
4.6	Convertible Promissory Note dated March 2, 2017, issued to EMA Financial, LLC (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed April 17, 2017)
4.7	Convertible Promissory Note dated March 6, 2017, issued to Auctus Fund, LLC (incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K filed April 17, 2017)
5.1	TroyGould PC legal opinion
10.1

Equity Purchase Agreement dated August 11, 2017 between FlitWays Technology Inc. and L2 Capital, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 28, 2017)

10.2 10.3 10.4

Registration Rights Agreement dated August 11 between FlitWays Technology Inc. and L2 Capital, LLC (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed August 28, 2017)

Amendment #1 to the Equity Purchase Agreement, Note, Warrant, and Registration Rights Agreement entered into on September 15, 2017 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed September 26, 2017)

Cancellation Agreement entered into on September 15, 2017 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed September 26, 2017)

10.5

Securities Purchase Agreement dated July 14, 2017 by and between FlitWays Technology Inc. and EMA Financial, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 2, 2017)

10.6

Share Exchange Agreement dated June 29, 2016 by and among FlitWays Technology Inc., Cataca Resources, Inc., and the shareholders of FlitWays Technology Inc. (incorporated by reference to Exhibit 10.01 to the Company’s Current Report on Form 8-K filed September 7, 2016)

10.7

Stock Purchase Agreement dated September 6, 2017 by and between Tobi Mac Aro, Edward Barrios, and Maxwell Ramos. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 10-K filed September 6, 2016).

10.8

Office Lease dated September, 2017 between REEP-OFC Corporate Pointe CA, LLC and FlitWays Technology, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 24, 2017)

10.9

Employment Agreement dated December 28, 2017 between FlitWays Technology, Inc. and Tobi Mac Aro (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 29, 2017)

16.1	Letter from Squar Milner LLP dated March 8, 2017 regarding change in certifying accountant (incorporated by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K filed March 9, 2017)
16.2	Letter from PLS CPAs dated October 27, 2016 regarding change in certifying accountant (incorporated by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K filed November 2, 2016)
23.1	Consent of TroyGould PC (contained in the opinion filed as Exhibit 5.1 hereto)
23.2	Consent of Squar Milner LLP
23.3	Consent of Rose, Snyder & Jacobs LLP

II-8